Exhibit 10.1

Execution Version

SECOND LIEN CREDIT AGREEMENT

dated as of June 27, 2014

Among

TRIANGLE USA PETROLEUM CORPORATION
as Borrower,

WELLS FARGO ENERGY CAPITAL, INC.

as Administrative Agent,

and

THE LENDERS NAMED HEREIN

as Lenders

$150,000,000

i

EXHIBITS:
Exhibit A	— Form of Assignment and Acceptance
Exhibit B	— Form of Borrowing Base Certificate
Exhibit C	— Form of Compliance Certificate
Exhibit D	— Form of Guaranty
Exhibit E	— Form of Notice of Borrowing
Exhibit F	— Form of Notice of Continuation or Conversion
Exhibit G	— Form of Pledge and Security Agreement
Exhibit H	— Form of Note
Exhibit I	— Form of Transfer Letter
Exhibit J	— Form of Pledge Agreement
Exhibit K	— Form of Asset Coverage Certificate
Exhibit L	— Form of Intercreditor Agreement
Exhibit M-1	— Form of Additional Term Loan Certificate
Exhibit M-2	— Form of Additional Lender Certificate

SCHEDULES:

Schedule I	— Commitments, Contact Information
Schedule II	— Additional Conditions and Requirements for New Subsidiaries
Schedule 4.1	— Organizational Information
Schedule 4.11	— Subsidiaries
Schedule 4.16	— Material Real Property
Schedule 4.23	— Hedging Agreements
Schedule 4.24	— Material Agreements

v

SECOND LIEN CREDIT AGREEMENT

This SECOND LIEN CREDIT AGREEMENT dated as of June 27, 2014 (the “Agreement”) is among Triangle USA Petroleum Corporation, a Colorado corporation (the “Borrower”), the Lenders (as defined below) and Wells Fargo Energy Capital, Inc. as Administrative Agent (as defined below) for the Lenders.

RECITALS:

In consideration of the mutual covenants and agreements contained herein, in consideration of the Loans that may hereafter be made by Lenders and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

ARTICLE 1
DEFINITIONS AND ACCOUNTING TERMS

Section 1.1                                    Certain Defined Terms.  The following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acceptable Security Interest” means a security interest which (a) exists in favor of the Administrative Agent for its benefit and the ratable benefit of the Secured Parties, (b) is superior to all other security interests (other than the Permitted Liens), (c) secures the Secured Obligations, (d) is enforceable against the Credit Party which created such security interest and (e) is perfected.

“Account Control Agreement” shall mean, as to any deposit account of any Credit Party held with a bank, an agreement or agreements in form and substance reasonably acceptable to the Administrative Agent, among the Credit Party owning such deposit account, the Administrative Agent and such other bank governing such deposit account.

“Acquisition” means the purchase by any Credit Party of any business, division or enterprise, including the purchase of associated assets or operations or the Equity Interests of a Person; provided that a merger or consolidation solely among Credit Parties shall not constitute an Acquisition.

“Adjusted Base Rate” means, for any day, the fluctuating rate per annum of interest equal to the greater of (i) greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus one half of 1.00%, and (c) a rate determined by the Administrative Agent to be the Daily One-Month LIBOR plus 1.00% and (ii) 3.00%.  Any change in the Adjusted Base Rate due to a change in the Prime Rate, Daily One-Month LIBOR or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate, Daily One-Month LIBOR or the Federal Funds Rate.

“Administrative Agent” means Wells Fargo Energy Capital, Inc. in its capacity as agent for the Lenders pursuant to Article 8 and any successor agent pursuant to Section 8.7.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” means any advance by a Lender to the Borrower as a part of a Borrowing.

[SIGNATURE PAGE TO SECOND LIEN CREDIT AGREEMENT — TRIANGLE USA PETROLEUM CORPORATION]

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person.  The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise.

“Agreement” means this Second Lien Credit Agreement among the Borrower, the Lenders and the Administrative Agent, as from time to time amended, modified, supplemented or amended and restated.

“Applicable Margin” means, with respect to Base Rate Advances 6.00% and with respect to Eurodollar Advances 7.00%.

“Asset Coverage Ratio” means, as of any date of determination, the ratio of (a) Total Proved PV-10 as of the most recently delivered Engineering Report to (b) consolidated Debt of the Borrower and its Subsidiaries as of such date.

“Asset Sale” means (a) any sale, lease, transfer, unwind, novation or other disposition of any Property (including any working interest, overriding royalty interest, production payments, net profits interest, royalty interest, mineral fee interest), or Hedging Arrangement by any Credit Party and (b) any issuance or sale of any Equity Interests of any Subsidiary of the Borrower, in each case, to any Person other than a Credit Party.

“Assignment and Acceptance” means an assignment and acceptance executed by a Lender and an Eligible Assignee and accepted by the Administrative Agent, in substantially the same form as Exhibit A.

“Banking Services” means each and any of the following bank services provided to any Credit Party by any First Lien Lender or by any Affiliate of a First Lien Lender: (a) commercial credit cards, (b) purchase cards, (c) stored value cards and (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services.

“Banking Services Provider” means any Person that provides Banking Services to any Credit Party.

“Base Rate Advance” means an Advance which bears interest based upon the Adjusted Base Rate.

“Borrower” means Triangle USA Petroleum Corporation, a Colorado corporation.

“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by the Lenders pursuant to Section 2.1(a) or Converted by each Lender to Advances of a different Type pursuant to Section 2.4(b).

“Borrowing Base” has the meaning provided in the First Lien Credit Agreement.

“Borrowing Base Deficiency” has the meaning provided in the First Lien Credit Agreement.

“Borrowing Base Properties” means the Oil and Gas Properties of the Borrower and its Subsidiaries evaluated by the First Lien Lenders for purposes of establishing the Borrowing Base then in effect.

“Business Day” means a day (a) other than a Saturday, Sunday, or other day on which the Administrative Agent is authorized to close under the laws of, or is in fact closed in, Denver, Colorado, and (b) if the applicable Business Day relates to any Eurodollar Advances, on which dealings are carried on by commercial banks in the London interbank market.

“Caliber Agreements” means (a) the Midstream Services Agreement (Crude Oil) dated as of October 1, 2012 among Caliber North Dakota LLC, a Delaware limited liability company and Borrower, and (b) Midstream Services Agreement dated as of October 1, 2012 among Caliber North Dakota LLC, a Delaware limited liability company and Borrower.

“Capital Leases” means, for any Person, any lease of any Property by such Person as lessee which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

“Casualty Event” means the damage, destruction or condemnation, including by process of eminent domain or any transfer or disposition of property in lieu of condemnation, as the case may be, of property of any Person or any of its Subsidiaries, including by process of eminent domain or any transfer or disposition of property in lieu of condemnation.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, state and local analogs, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.

“Change in Control” means the occurrence of any of the following events:

(a)                                 the Borrower ceases to directly or indirectly own 100% of the Equity Interest in any Subsidiary other than as a result of transaction permitted under Section 6.7;

(b)                                 the Parent ceases to directly or indirectly own 100% of the Equity Interest in the Borrower free and clear of any Lien;

(c)                                  any Person or group of related Persons (other than NGP) shall have acquired beneficial ownership of more than 35% of the outstanding voting shares of the Parent (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder); or

(d)                                 the NGP Group shall have acquired, in the aggregate, beneficial ownership of 50% or more of the outstanding voting shares of the Parent (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder); or

(e)                                  neither Jonathan Samuels nor Peter Hill remains in any of the three following positions at the Borrower (unless a successor reasonably acceptable to the Administrative Agent has been appointed within three months after such predecessor’s ceasing to hold such position): Chief Executive Officer, Chief Financial Officer and Chairman of the Board.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means June 27, 2014.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and published interpretations thereof.

“Collateral” means all property of the Credit Parties which is “Collateral” or “Mortgaged Property” (as defined in each of the Mortgages or the Security Agreement, as applicable) or similar terms used in the Security Documents.

“Commitment” means, for each Lender, the obligation of each Lender to advance to Borrower the amount set opposite such Lender’s name on Schedule I as its Commitment, or if such Lender has entered into any Assignment and Acceptance, set forth for such Lender as its Commitment in the Register.  The initial aggregate Commitment on the date hereof is $60,000,000.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a compliance certificate executed by a Responsible Officer of the Borrower or such other Person as required by this Agreement in substantially the same form as Exhibit C.

“Controlled Group” means all members of a controlled group of corporations and all businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Code.

“Convert,” “Conversion,” and “Converted” each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.4(b).

“Credit Documents” means this Agreement, the Notes, the Intercreditor Agreement, the Guaranties, the Notices of Borrowing, the Notices of Conversion, the Security Documents, the Engagement Letter, and each other agreement, instrument, or document (other than the First Lien Loan Documents) executed at any time in connection with this Agreement.

“Credit Parties” means the Borrower and the Guarantors.

“Daily One-Month LIBOR” means, for any day, the rate of interest equal to the Eurodollar Rate then in effect for delivery for a one (1) month period.

“Debt” means, for any Person, without duplication:  (a) indebtedness of such Person for borrowed money, including the face amount of any letters of credit supporting the repayment of indebtedness for borrowed money issued for the account of such Person; (b) to the extent not covered under clause (a) above, obligations under letters of credit and agreements relating to the issuance of letters of credit or acceptance financing; (c) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, or upon which interest payments are customarily made; (d) obligations of such

Person under conditional sale or other title retention agreements relating to any Properties purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business); (e) obligations of such Person to pay the deferred purchase price of property or services (including, without limitation, any contingent obligations or other similar obligations associated with such purchase, and including obligations that are non-recourse to the credit of such Person but are secured by the assets of such Person); (f) obligations of such Person as lessee under Capital Leases and obligations of such Person in respect of synthetic leases; (g) obligations of such Person under any Hedging Arrangement except that such obligations shall not constitute Debt for purposes of the calculations for compliance under Sections 6.16, 6.17, and 6.21; (h) all obligations of such Person to mandatorily purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person on a date certain or upon the occurrence of certain events or conditions; (i) the Debt of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer, but only to the extent to which there is recourse to such Person for the payment of such Debt; (j) any obligations of such Person owing in connection with any volumetric or production prepayments or take-or-pay arrangements; (k) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) above; (l) indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) secured by any Lien on or in respect of any Property of such Person, and (m) all liabilities of such Person in respect of unfunded vested benefits under any Plan.

“Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means a per annum rate equal to (a) in the case of principal of any Advance, 2.00% plus the rate otherwise applicable to such Advance as provided in Sections 2.8(a) or (b), and (b) in the case of any other Obligation, 2.00% plus the non-default rate applicable to Base Rate Advances as provided in Section 2.8(a).

“Dollars” and “$” means lawful money of the United States of America.

“EBITDAX” means for the Borrower, on a consolidated basis for any period, the sum of (a) Net Income for such period, plus (b) without duplication and to the extent deducted in determining such Net Income (i) Interest Expense for such period, plus (ii) Income Tax Expense for such period, plus (iii) depreciation, amortization, depletion and exploration expenses for such period, plus (iv) non-cash charges resulting from extraordinary, non-recurring events or circumstances for such period (including any provision for the reduction in the carrying value of assets recorded in accordance with GAAP and including non-cash charges resulting from the requirements of ASC 410, 718 and 815), minus (c) to the extent included in determining Net Income, non-cash income resulting from extraordinary, non-recurring events or circumstances for such period and all other non-cash items of income which were included in determining such Net Income (including non-cash income resulting from the requirements of ASC 410, 718 and 815); provided that such EBITDAX shall be subject to pro forma adjustments for permitted acquisitions and non-ordinary course asset sales assuming that such transactions had occurred on the first day of the determination period, which adjustments shall be made in a manner, and subject to supporting documentation, set forth by the SEC or otherwise acceptable to the Administrative Agent.

“Effective Date” means the date of this Agreement.

“Eligible Assignee” means (a) a Lender, (b) any Affiliate of a Lender approved by the Administrative Agent, or (c) any other Person (other than a natural Person) approved by the Administrative Agent and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 9.7, the Borrower, such approval not to be unreasonably withheld or delayed by the Borrower and such approval to be deemed given by the Borrower if no objection is received by the Administrative Agent from the Borrower within five Business Days after notice of such proposed assignment has been provided to the Borrower; provided, however, that neither the Borrower nor any Affiliate of the Borrower shall qualify as an Eligible Assignee.

“Engagement Letter” means that certain Engagement Letter dated as of May 8, 2014, among the Borrower and Wells Fargo Energy Capital, Inc.

“Engineering Report” means either an Independent Engineering Report or an Internal Engineering Report.

“Environment” or “Environmental” shall have the meanings set forth in 42 U.S.C. 9601(8) (1988).

“Environmental Claim” means any third party (including governmental agencies and employees) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or notice of potential or actual responsibility or violation (including claims or proceedings under the Occupational Safety and Health Acts or similar laws or requirements relating to health or safety of employees) which seeks to impose liability under any Environmental Law.

“Environmental Law” means all federal, state, and local laws, rules, regulations, ordinances, orders, decisions, agreements, and other requirements, including common law theories, now or hereafter in effect and relating to, or in connection with the Environment, health, or safety, including without limitation CERCLA, relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants, contaminants, hazardous, or toxic substances, materials or wastes; (d) the safety or health of employees; or (e) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous, or toxic substances, materials or wastes.

“Environmental Permit” means any permit, license, order, approval, registration or other authorization under Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Equity Interest” means with respect to any Person, any shares, interests, participation, or other equivalents (however designated) of corporate stock, membership interests or partnership interests (or any other ownership interests) of such Person.

“Equity Issuance” means any issuance of equity securities or any other Equity Interests (including any preferred equity securities) by any Credit Party other than equity securities issued (i) to a Credit Party, and (ii) pursuant to employee or director and officer stock option plans in the ordinary course of business.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board as in effect from time to time.

“Eurodollar Advance” means an Advance that bears interest based upon the Eurodollar Rate.

“Eurodollar Base Rate” means the rate per annum (rounded upward to the nearest whole multiple of 1/8th of 1%) equal to the interest rate per annum set forth on the Reuters Reference LIBOR1 page as the London Interbank Offered Rate, for deposits in Dollars at 11:00 a.m.  (London, England time) two Business Days before the first day of the applicable Interest Period and for a period equal to such Interest Period; provided that, if such quotation is not available for any reason, then for purposes of this clause (b), Eurodollar Base Rate shall then be the rate determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in immediately available funds in the approximate amount of the Advances being made, continued or Converted by the Lenders and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch (or other branch or Affiliate of the Administrative Agent, or in the event that the Administrative Agent does not have a London branch, the London branch of a Lender chosen by the Administrative Agent) to major banks in the London or other offshore inter-bank market for Dollars at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period).

“Eurodollar Rate” means a rate per annum equal to the greater of (i) 1.00% and (ii) the rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 – Eurodollar Reserve Percentage

Where,

“Eurodollar Reserve Percentage” means, as of any day, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities.  The Eurodollar Rate for each outstanding Advance shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning specified in Section 7.1.

“Extraordinary Receipts” means (a) with respect to any Asset Sale, all cash and Liquid Investments received by a Credit Party from such Asset Sale after payment of, or provision for, all estimated cash taxes attributable to such Asset Sale and payable by such Credit Party, and other reasonable out of pocket fees and expenses actually incurred by such Credit Party directly in connection with such Asset Sale, (b) with respect to any settlement or litigation proceeding, the proceeds of such settlement or litigation proceeding after payment of all out of pocket fees and expenses actually incurred in connection with such settlement or proceeding, (c) with respect to any Casualty Event, the insurance proceeds or award or other compensation as a result of a Casualty Event after payment of all out of pocket fees and expenses actually incurred by the applicable Credit Party to receive such proceeds, and (d) with respect to any novation, assignment, unwinding, termination, or amendment of any hedge position or any other Hedging Arrangement, the sum of the cash and Liquid Investments received by any Credit Party in connection with such transaction after giving effect to any netting agreements.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent (in its individual capacity) on such day on such transactions as determined by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.

“First Lien Agent” means the Administrative Agent under the First Lien Credit Agreement.

“First Lien Credit Agreement” means the Amended and Restated Credit Agreement dated as of April 11, 2013 among the Borrower, Wells Fargo Bank, National Association as administrative agent and the lenders party thereto, as so amended and modified and as may be otherwise amended, restated, supplemented or modified from time to time.

“First Lien Indebtedness” means the “Obligations” as defined in the First Lien Credit Agreement.

“First Lien Lenders” means the “Lenders” from time to time party to the First Lien Credit Agreement.

“First Lien Loan Documents” means the First Lien Credit Agreement and the other “Credit Documents” as defined in the First Lien Credit Agreement.

“First Priority Obligations Payment Date” means the date on which Discharge of First Lien Obligations (as such term is defined in the Intercreditor Agreement as in effect on the date hereof) occurs.

“GAAP” means United States of America generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.3.

“Governmental Authority” means, with respect to any Person, any foreign governmental authority, the United States of America, any state of the United States of America, the District of Columbia, and any subdivision of any of the foregoing, and any agency, department, commission, board, authority or instrumentality, bureau or court having jurisdiction over such Person.

“Guarantors” means (a) the Subsidiaries of the Borrower listed on Schedule 4.11, (b) each other Subsidiary of the Borrower from time to time, and (c) any other Person that becomes a guarantor of all or a portion of the Obligations and which has entered into either a joinder agreement substantially in the form attached to the Guaranty or a new Guaranty.

“Guaranty” means the Second Lien Guaranty Agreement executed in substantially the same form as Exhibit D.

“Hazardous Substance” means any substance or material identified as such pursuant to CERCLA and those regulated under any other Environmental Law, including without limitation pollutants, contaminants, petroleum, petroleum products, radionuclides, and radioactive materials.

“Hazardous Waste” means any substance or material regulated or designated as such pursuant to any Environmental Law, including without limitation, pollutants, contaminants, flammable substances and materials, explosives, radioactive materials, oil, petroleum and petroleum products, chemical liquids and solids, polychlorinated biphenyls, asbestos, toxic substances, and similar substances and materials.

“Hedging Arrangement” means a hedge, call, put, swap, collar, floor, cap, option, forward sale or purchase or other contract or similar arrangement (including any obligations to purchase or sell any commodity or security at a future date for a specific price).

“Hydrocarbon Hedge Agreement” means a Hedging Arrangement related to the price of Hydrocarbons.

“Hydrocarbons” means oil, gas, coal seam gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, and all other liquid and gaseous hydrocarbons produced or to be produced in conjunction therewith from a well bore and all products, by-products, and other substances derived therefrom or the processing thereof, and all other minerals and substances produced in conjunction with such substances, including, but not limited to, sulfur, geothermal steam, water, carbon dioxide, helium, and any and all minerals, ores, or substances of value and the products and proceeds therefrom.

“Independent Engineer” means Cawley, Gillespie and Associates, Inc. or any other engineering firm acceptable to the Administrative Agent.

“Independent Engineering Report” means a report, in form and substance satisfactory to the Administrative Agent, prepared, at the sole discretion of the Borrower, (x) by an Independent Engineer or (y) by or under the supervision of the engineers of the Borrower; provided that Independent Engineering Reports that are prepared by or under the supervision of the engineers of the Borrower shall be accompanied by an audit letter issued by the Independent Engineer that it has audited at least 90% by value of the Proven Reserves attributable to the Oil and Gas Properties owned (or to be acquired) by the Credit Parties which are or are to be included in the Borrowing Base, and addressed to the Administrative Agent and the Lenders with respect to the Oil and Gas Properties owned by the Credit Parties (or to be acquired by a Credit Party) which are or are to be included in the Borrowing Base, which report shall (a) specify the location, quantity, and type of the estimated Proven Reserves attributable to such Oil and Gas Properties, (b) contain a projection of the rate of production of such Oil and Gas Properties, (c) contain an estimate of the net operating revenues to be derived from the production and sale of Hydrocarbons from such Proven Reserves based on product price and cost escalation assumptions specified by the Administrative Agent and the Lenders, and (d) contain such other information as is customarily obtained from and provided in such reports or is otherwise reasonably requested by the Administrative Agent or any Lender.

“Income Tax Expense” means for Borrower and its Subsidiaries, on a consolidated basis for any period, all state and federal income taxes paid or due to be paid during such period.

“Intercreditor Agreement” means the Intercreditor Agreement dated as of even date herewith substantially in the form of Exhibit L hereto by and among the Administrative Agent, the First Lien Agent and the Borrower, as the same may from time to time be amended, supplemented, restated or otherwise modified.

“Interest Expense” means, for the Borrower and its Subsidiaries, on a consolidated basis for any period, total cash interest expense, letter of credit fees and other fees and expenses incurred by such Person in connection with any Debt (including but not limited to Debt under this Agreement) for such period (excluding the upfront fees due pursuant to the Engagement Letter to the Administrative Agent and

the Lenders on or prior to the Closing Date), whether paid or accrued (including that attributable to obligations which have been or should be, in accordance with GAAP, recorded as Capital Leases), including, without limitation, all commissions, discounts, and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, fees owed with respect to the Secured Obligations, and net costs under Hedging Arrangements entered into addressing interest rates, all as determined in conformity with GAAP.

“Interest Hedge Agreement” means a Hedging Arrangement between the Borrower or another Credit Party and one or more financial institutions providing for the exchange of nominal interest obligations between the Borrower or such other Credit Party and such financial institution or the cap of the interest rate on any Debt of the Borrower.

“Interest Period” means for each Eurodollar Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Advance is made or deemed made and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.4, and thereafter, each subsequent period commencing on the day following the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.4.  The duration of each such Interest Period shall be one, two, three, or six months, in each case as the Borrower may select, provided that:

(a)                                 Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration;

(b)                                 whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

(c)                                  any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month; and

(d)                                 the Borrower may not select any Interest Period for any Advance which ends after the Maturity Date.

“Internal Engineering Report” means a report, in form and substance satisfactory to the Administrative Agent, prepared by the Borrower and certified by a Responsible Officer of the Borrower, addressed to the Administrative Agent and the Lenders with respect to the Oil and Gas Properties owned by any Credit Party (or to be acquired by a Credit Party) which are or are to be included in the Borrowing Base, which report shall (a) specify the location, quantity, and type of the estimated Proven Reserves attributable to such Oil and Gas Properties, (b) contain a projection of the rate of production of such Oil and Gas Properties, (c) contain an estimate of the net operating revenues to be derived from the production and sale of Hydrocarbons from such Proven Reserves based on product prices and cost escalation assumptions specified by the Administrative Agent, and (d) contain such other information as is customarily obtained from and provided in such reports or is otherwise reasonably requested by the Administrative Agent or any Lender.

“Leases” means all oil and gas leases, oil, gas and mineral leases, oil, gas and casinghead gas leases or any other instruments, agreements, or conveyances under and pursuant to which the owner thereof has or obtains the right to enter upon lands and explore for, drill, and develop such lands for the production of Hydrocarbons.

“Legal Requirement” means any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, including, but not limited to, Regulations T, U and X.

“Lenders” means the Persons listed on the signature pages hereto as Lenders, any other Person that shall have become a Lender hereto pursuant to Section 2.14, and any other Person that shall have become a Lender hereto pursuant to an Assignment and Acceptance, but in any event, excluding any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Leverage Ratio” means, as of the end of each fiscal quarter, the ratio of (a) the consolidated Debt of the Borrower (other than obligations under permitted Hedging Arrangements) as of the last day of such fiscal quarter to (b) the consolidated EBITDAX of the Borrower for the four-fiscal quarter period then ended; provided that for the purposes of calculating the Leverage Ratio, any Debt consisting of take-or-pay obligations under the RockPile Agreement or the Caliber Agreements shall be excluded from the consolidated Debt of the Borrower.

“Lien” means any mortgage, lien, pledge, charge, deed of trust, security interest, or encumbrance to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise (including the interest of a vendor or lessor under any conditional sale agreement, Capital Lease, or other title retention agreement).

“Liquid Investments” means (a) readily marketable direct full faith and credit obligations of the United States of America or obligations unconditionally guaranteed by the full faith and credit of the United States of America; (b) commercial paper issued by (i) any Lender or any Affiliate of any Lender or (ii) any commercial banking institutions or corporations rated at least P-1 by Moody’s or A-1 by S&P; (c) certificates of deposit, time deposits, and bankers’ acceptances issued by (i) any of the Lenders or (ii) any other commercial banking institution which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $250,000,000 and rated Aa by Moody’s or AA by S&P; (d) repurchase agreements which are entered into with any of the Lenders or any major money center banks included in the commercial banking institutions described in clause (c) and which are secured by readily marketable direct full faith and credit obligations of the government of the United States of America or any agency thereof; (e) investments in any money market fund which holds investments substantially of the type described in the foregoing clauses (a) through (d); (f) readily and immediately available cash held in any money market account maintained with any Lender; provided that, such money market accounts and the funds therein shall be unencumbered and free and clear of all Liens and other third party rights other than a Lien in favor of the Administrative Agent pursuant to the Security Documents; and (g) other investments made through the Administrative Agent or its Affiliates and approved by the Administrative Agent.  All the Liquid Investments described in clauses (a) through (d) above shall have maturities of not more than 365 days from the date of issue.

“Management Agreement” means the Management Agreement dated as of April 11, 2013 by and among the Borrower and Parent, as amended or otherwise modified from time to time in accordance with Section 6.9.

“Material Acquisition” means any acquisition of Property or series of related acquisitions of Property that involves the payment of consideration by the Borrower and its Subsidiaries in excess of a dollar amount equal to (a) at any time prior to the First Priority Obligations Payment Date, five percent (5%) of the then effective Borrowing Base and (b) at any time thereafter, two and one-half percent (2.5%) of the Total Proved PV-10 most recently calculated hereunder for purposes of determining the Borrower’s compliance with Section 6.21.

“Material Adverse Change” means a material adverse change (a) in the business, assets (including Oil and Gas Properties), condition (financial or otherwise), or operations of the Borrower, individually or the Credit Parties, taken as a whole; (b) on any Credit Party’s ability to perform its obligations under this Agreement, any Note, the Guaranties or any other Credit Document; (c) on the Credit Parties’ ability, as a whole, to perform their obligations under this Agreement or any other Credit Document; (d) in any right or remedy of any Secured Party under any Credit Document; (e) on the validity or enforceability of this Agreement or any of the other Credit Documents; or (f) on the Acceptable Security Interest in favor of the Agent with respect to any material portion of the Collateral.

“Material Disposition” means any Disposition of Property or series of related Dispositions of Property that yields gross proceeds to the Borrower and its Subsidiaries in excess of a dollar amount equal to (a) at any time prior to the First Priority Obligations Payment Date, five percent (5%) of the then effective Borrowing Base and (b) at any time thereafter, two and one-half percent (2.5%) of the Total Proved PV-10 most recently calculated hereunder for purposes of determining the Borrower’s compliance with Section 6.21.

“Maturity Date” means April 16, 2019.

“Maximum Rate” means the maximum nonusurious interest rate under applicable law.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto which is a nationally recognized statistical rating organization.

“Mortgage” means each mortgage or deed of trust in form acceptable to the Administrative Agent executed by any Credit Party to secure all or a portion of the Obligations.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any member of the Controlled Group is making or accruing an obligation to make contributions.

“Net Income” means, for any period and with respect to any Person, the net income for such period for such Person after taxes as determined in accordance with GAAP, including any cash net gain but excluding, however, (a) extraordinary items, including (i) any net non-cash gain or loss during such period arising from the sale, exchange, retirement or other disposition of capital assets (such term to include all fixed assets and all securities) other than in the ordinary course of business, and (ii) any write-up or write-down of assets and (b) the cumulative effect of any change in GAAP.

“NGP” means, collectively, NGP Triangle Holdings, LLC, NGP Natural Resources X, L.P., NGP Natural Resources X Parallel Fund, L.P., and any assignee of the foregoing reasonably acceptable to the Administrative Agent.

“NGP Group” means, collectively, NGP and any group of related Persons (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder).

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all affected Lenders in accordance with the terms of Section 9.3 and (ii) has been approved by the Required Lenders.

“Note” means a promissory note of the Borrower payable to a Lender or its registered assigns, in substantially the same form as Exhibit H, evidencing indebtedness of the Borrower to such Lender resulting from Advances owing to such Lender.

“Notice of Borrowing” means a means a Notice of Borrowing signed by the Borrower in substantially the same form as Exhibit E.

“Notice of Continuation or Conversion” means a notice of continuation or conversion signed by the Borrower in substantially the same form as Exhibit F.

“NYMEX Pricing” means, as of any date of determination with respect to any month (i) for crude oil, the closing settlement price for the Light, Sweet Crude Oil futures contract for such month, and (ii) for natural gas, the closing settlement price for the Henry Hub Natural Gas futures contract for such month, in each case as published by New York Mercantile Exchange (NYMEX) on its website currently located at www.nymex.com, or any successor thereto (as such price may be corrected or revised from time to time by the NYMEX in accordance with its rules and regulations).

“Obligations” means all principal, interest (including post-petition interest), fees, reimbursements, indemnifications, and other amounts now or hereafter owed by any of the Credit Parties to the Lenders or the Administrative Agent under this Agreement and the Credit Documents, and any increases, extensions, and rearrangements of those obligations under any amendments, supplements, and other modifications of the documents and agreements creating those obligations.  Without limitation of the foregoing, the term “Obligations” shall include the unpaid principal of and interest on the Advances (including, without limitation, interest accruing at the then applicable rate provided in this Agreement after the maturity of the Advances and interest accruing at the then applicable rate provided in this Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, any Subsidiary or any Guarantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), and unpaid amounts, fees, expenses, indemnities, costs, and all other obligations and liabilities of every nature of the Borrower, any Subsidiary or any Guarantor, whether absolute or contingent, due or to become due, now existing or hereafter arising under this Agreement and the other Credit Documents.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Oil and Gas Properties” means fee mineral interests, term mineral interests, Leases, subleases, farm-outs, royalties, overriding royalties, net profit interests, carried interests, production payments and similar mineral interests, and all unsevered and unextracted Hydrocarbons in, under, or attributable to such oil and gas Properties and interests.

“Other Taxes” has the meaning set forth in Section 2.13(b).

“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Parent” means Triangle Petroleum Corporation, a Nevada corporation.

“Participant” has the meaning set forth in Section 9.7(d).

“Participant Register” has the meaning set forth in Section 9.7(d).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“PDP Reserves” means the Proven Reserves which are categorized as both “developed” and “producing” under the definitions for oil and gas reserves promulgated by the Society of Petroleum Evaluation Engineers (or any generally recognized successor) as in effect at the time in question and reasonably acceptable to the Administrative Agent.

“Permit” means any approval, certificate of occupancy, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license of or from any Governmental Authority, including without limitation, an Environmental Permit.

“Permitted Asset Sale” means any Asset Sale that is permitted under Section 6.8.

“Permitted Debt” has the meaning set forth in Section 6.1.

“Permitted Investments” has the meaning set forth in Section 6.3.

“Permitted Liens” has the meaning set forth in Section 6.2.

“Permitted Notes” has the meaning set forth in Section 6.1(i).

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, limited liability company, limited liability partnership, unincorporated association, joint venture, or other entity, or a government or any political subdivision or agency thereof, or any trustee, receiver, custodian, or similar official.

“Plan” means an employee benefit plan (other than a Multiemployer Plan) maintained for employees of the Borrower or any member of the Controlled Group and covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.

“Pledge Agreement” means a Pledge Agreement substantially in the form of Exhibit J.

“Pricing Grid” means the pricing information set forth in Schedule II.

“Prime Rate” means the per annum rate of interest established from time to time by the Administrative Agent at its principal office in San Francisco as its prime rate, which rate may not be the lowest rate of interest charged by such Lender to its customers.

“Property” of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

“Pro Rata Share” means, at any time with respect to any Lender the ratio (expressed as a percentage) of such Lender’s outstanding Advances at such time to the aggregate of all outstanding Advances at such time.

“Proved Producing Reserves” means Proven Reserves which are categorized as both “Proved Reserves” and “Producing” in the Definitions for Oil and Gas Reserves (the “Reserve Definitions”) promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Proved Developed Producing Reserves” means Proven Reserves which are categorized as both “Developed” and “Producing” in the Reserve Definitions.

“Proven Reserves” means, at any particular time, the estimated quantities of Hydrocarbons which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs attributable to Oil and Gas Properties included or to be included in the Borrowing Base under the then existing economic and operating conditions (i.e., prices and costs as of the date the estimate is made).

“Redetermination Date” means the effective date of each redetermination of the Borrowing Base pursuant to Section 2.2 of the First Lien Credit Agreement as in effect on the date hereof.

“Register” has the meaning set forth in Section 9.7(b).

“Regulations T, U, and X” means Regulations T, U, and X of the Federal Reserve Board, as each is from time to time in effect, and all official rulings and interpretations thereunder or thereof.  Each of Regulations T, U, or X may be referred to individually as Regulation T, Regulation U, or Regulation X herein.

“Release” shall have the meaning set forth in CERCLA or under any other Environmental Law.

“Response” shall have the meaning set forth in CERCLA or under any other Environmental Law.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA (other than any such event not subject to the provision for 30-day notice to the PBGC under the regulations issued under such section).

“Required Lenders” means two or more Lenders holding greater than a 66 2/3% Pro Rata Share unless at any time when there is only one Lender, in which case such Lender.

“Responsible Officer” means (a) with respect to any Person that is a corporation, such Person’s Chief Executive Officer, President, Chief Financial Officer, or Vice President, (b) with respect to any Person that is a limited liability company, if such Person has officers, then such Person’s Chief Executive Officer, President, Chief Financial Officer, Vice President, and if such Person is managed by members, then a Responsible Officer of such Person’s managing member, and if such Person is managed by managers, then a manager (if such manager is an individual) or a Responsible Officer of such manager (if such manager is an entity), and (c) with respect to any Person that is a general partnership, limited partnership or a limited liability partnership, the Responsible Officer of such Person’s general partner or partners.

“Restricted Payment” means, with respect to any Person, (a) any direct or indirect dividend or distribution (whether in cash, securities or other Property) or any direct or indirect payment of any kind or character (whether in cash, securities or other Property) made in connection with the Equity Interest of such Person, including those dividends, distributions and payments made in consideration for or otherwise in connection with any retirement, purchase, redemption or other acquisition of any Equity Interest of such Person, or any options, warrants or rights to purchase or acquire any such Equity Interest of such Person or (b) principal or interest payments (in cash, Property or otherwise) on, or redemptions of, subordinated debt of such Person; provided that the term “Restricted Payment” shall not include any dividend or distribution payable solely in common Equity Interests of such Person or warrants, options or other rights to purchase such Equity Interests.

“RockPile” means RockPile Energy Services, LLC, a Delaware limited liability company.

“RockPile Agreement” means the Master Service Agreement by and between RockPile Energy Services, LLC a Delaware limited liability company and Borrower, effective as of April 10, 2012.

“S&P” means Standard & Poor’s Rating Agency Group, a division of McGraw-Hill Companies, Inc., or any successor thereof which is a national credit rating organization.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

“SEC” means the Securities and Exchange Commission.

“Secured Obligations” means the Obligations.

“Secured Parties” means the Administrative Agent and the Lenders.

“Security Agreement” means the Second Lien Security Agreement among the Credit Parties and the Administrative Agent in substantially the same form as Exhibit G.

“Security Documents” means, collectively, the Mortgages, Security Agreement, the Pledge Agreement, the Transfer Letters and any and all other instruments, documents or agreements, including Account Control Agreements, now or hereafter executed by any Credit Party or any other Person to secure the Secured Obligations.

“Solvent” means, as to any Person, on the date of any determination (a) the fair value of the Property of such Person is greater than the total amount of debts and other liabilities (including without limitation, contingent liabilities) of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities (including, without limitation, contingent liabilities) as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities (including, without limitation, contingent liabilities) as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities (including, without limitation, contingent liabilities) beyond such Person’s ability to pay as such debts and liabilities mature, (e) such Person is not engaged in, and is not about to engage in, business or a transaction for which such Person’s Property would constitute unreasonably small capital, and (f) such Person has not transferred, concealed or removed any Property with intent to hinder, delay or defraud any creditor of such Person.

“Strip Price” shall mean, at any time, (a) for the remainder of the then-current calendar year, the average NYMEX Pricing for the remaining months in such calendar year, (b) for each of the succeeding three complete calendar years, the average NYMEX Pricing for the twelve months in each such calendar year, and (c) for the succeeding fourth complete calendar year and each calendar year thereafter, the average NYMEX pricing for the twelve months in such fourth calendar year.

“Subject Lender” has the meaning set forth in Section 2.14.

“Subsidiary” means, with respect to any Person (the “holder”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the holder in the holder’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity, a majority of whose outstanding Voting Securities shall at any time be owned by the holder or one more Subsidiaries of the holder.  Unless expressly provided otherwise, all references herein and in any other Credit Document to any “Subsidiary” or “Subsidiaries” means a Subsidiary or Subsidiaries of the Borrower.

“Tax Group” has the meaning assigned to it in Section 4.13 of this Agreement.

“Taxes” has the meaning set forth in Section 2.13(a).

“Termination Event” means (a) a Reportable Event with respect to a Plan, (b) the withdrawal of the Borrower or any member of the Controlled Group from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041(c) of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, or (e) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Test Date” means each date that the production and hedging reports required pursuant to Section 5.2(d) are delivered, commencing with the reports delivered for the fiscal quarter ending July 31, 2014.

“Total Proved PV-10” means, as of any date of determination thereof with respect to the Oil and Gas Properties described in the then most recent Engineering Report delivered to the Administrative Agent, the net present value, discounted at ten percent (10%) per annum, of the future net revenues expected to accrue to the Credit Parties’ collective interest in such Oil and Gas Properties during the remaining expected economic lives of such Oil and Gas Properties. Each calculation of such expected future net revenues shall be made in accordance with SEC guidelines for reporting proved oil and gas reserves, provided that in any event (a) appropriate deductions shall be made for severance and ad valorem taxes, and for operating, gathering, transportation and marketing costs required for the production and sale of Hydrocarbons from such Oil and Gas Properties, (b) the pricing assumptions used in determining Total Proved PV-10 for any Oil and Gas Properties shall be based upon the Strip Price, adjusted in a manner reasonably acceptable to Administrative Agent to reflect the Credit Parties’ Hydrocarbon Hedge Agreements in respect of forecasted production from Proved Developed Producing Reserves then in effect and (c) the cash-flows derived from the pricing assumptions set forth in clause (b) above shall be further adjusted to account for the historical basis differential in a manner reasonably acceptable to the Administrative Agent; provided however, that for purposes of this calculation, not less than 60% of the Total Proved PV-10 shall be attributable to Oil and Gas Properties described in the Engineering Report as Proved Developed Producing Reserves (it being understood that such calculation of Proved Developed Producing Reserves shall include appropriate adjustments to give effect to commodity and basis Hedge Agreements covering Proved Developed Producing Reserves that are in effect at such time and entered into in Compliance with this Agreement).  The amount of Total Proved PV-10 at any time shall be calculated on a pro forma basis for Material Dispositions and Material Acquisitions of Oil and Gas Properties consummated by the Credit Parties since the date of the Engineering Report most recently delivered hereto (provided that, in the case of any such Material Acquisition the Administrative Agent shall have received an Engineering Report evaluating the proved reserves attributable to the Oil and Gas Properties subject thereto).

“Transactions” means, collectively, (a) the Borrowings and other extensions of credit under this Agreement and (b) the payment of fees, commissions and expenses in connection with each of the foregoing.

“Transfer Letters” means, collectively, the letters in lieu of transfer orders in substantially the form of the attached Exhibit I and executed by the Borrower, any Guarantor or any of their respective Subsidiaries executing a Mortgage.

“Type” has the meaning set forth in Section 1.4.

“Voting Securities” means (a) with respect to any corporation, capital stock of the corporation having general voting power under ordinary circumstances to elect directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have special voting power or rights by reason of the happening of any contingency), (b) with respect to any partnership, any partnership interest or other ownership interest having general voting power to elect the general partner or other management of the partnership or other Person, and (c) with respect to any limited liability company, membership certificates or interests having general voting power under ordinary circumstances to elect managers of such limited liability company.

“Wells Fargo” means Wells Fargo Bank, National Association.

Section 1.2                                    Computation of Time Periods.  In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

Section 1.3                                    Accounting Terms; Changes in GAAP.  All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP applied on a consistent basis with those applied in the preparation of the financial statements of the Parent delivered to the Administrative Agent for the fiscal year ended January 31, 2011.

(a)                                 Unless otherwise indicated, all financial statements of the Borrower, all calculations for compliance with covenants in this Agreement, all determinations of the Applicable Margin, and all calculations of any amounts to be calculated under the definitions in Section 1.1 shall be based upon the consolidated accounts of the Borrower and its Subsidiaries in accordance with GAAP and consistent with the principles of consolidation applied in preparing the financial statements referred to in Section 4.4.

(b)                                 If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 1.4                                    Types of Advances.  Advances are distinguished by “Type”.  The “Type” of an Advance refers to the determination of whether such Advance is a Base Rate Advance or a Eurodollar Advance.

Section 1.5                                    Miscellaneous.  Article, Section, Schedule, and Exhibit references are to this Agreement, unless otherwise specified.  All references to instruments, documents, contracts, and agreements (including this Agreement) are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified and shall include all schedules and exhibits thereto unless otherwise specified.  Any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time. The foregoing rule of construction shall only apply with respect to amendments to or other modifications of the First Lien Loan Documents to the extent such amendments or other modifications are made in accordance with the terms of this Agreement and of the Intercreditor Agreement. Any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained herein).  The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The term “including” means “including, without limitation,”.  Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

ARTICLE 2
CREDIT FACILITIES

Section 2.1                                    Commitment for Advances.

(a)                                 Advances.  Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make an Advance to the Borrower on the Closing Date in the amount of its Commitment.  Each Borrowing shall, (A) if comprised of Base Rate Advances, be in an aggregate amount not less than $500,000 and in integral multiples of $250,000 in excess thereof, (B) if comprised of Eurodollar Advances, be in an aggregate amount not less than $1,000,000 and in integral multiples of $500,000 in excess thereof, and (C) in each case shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments.  Advances repaid may not be reborrowed under any circumstance.  Any portion of the Commitments not drawn on or before 4:00 p.m. Houston, Texas time on the Closing Date shall be automatically and permanently cancelled.

(b)                                 Notes.  The indebtedness of the Borrower to each Lender resulting from Advances owing to such Lender shall be evidenced by a Note payable to such Lender or its registered assigns.

Section 2.2                                    Optional Additional Term Loans.

(a)                                 Subject to the conditions set forth in Section 2.2(b), and with the prior written consent of the Administrative Agent, in addition to the Advances made pursuant to Section 2.1(a), the Borrower may cause additional Advances (“Additional Advances”) to be made to the Borrower by the existing Lenders or by causing a Person that at such time is not a Lender to become a Lender (an “Additional Lender”).

(b)                                 Additional Advances shall be subject to the following additional conditions:

(i)                                     such Additional Advance shall not be less than $5,000,000 unless the Administrative Agent otherwise consents, no more than three (3) such Additional Advances shall be made on or before September 1, 2014, no such Additional Advance shall be permitted if after giving effect thereto the total amount of Additional Advances made pursuant to this Agreement would exceed $40,000,000 and no such Additional Advance shall be made without the consent of the Administrative Agent in its sole discretion.

(ii)                                  the representations and warranties of the Borrower and the other Guarantors, if any, set forth in this Agreement and in the other Credit Documents shall be true and correct on and as of the effective date of such increase, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the effective date of such increase, such representations and warranties shall continue to be true and correct as of such specified earlier date and no Default or Event of Default or Borrowing Base Deficiency shall have occurred and be continuing at the effective date of such increase;

(iii)                               if the Borrower elects for the Additional Advance to be made by an existing Lender, the Borrower and such Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit M-1 (a “Additional Term Loan Certificate”), together with a processing and recordation fee of $5,000, and the Borrower shall deliver a new Note payable to the order of such Lender in a principal amount equal to such Lender’s Advances to the Borrower after giving effect to such Additional Advance, and otherwise duly completed;

(iv)                              if the Borrower elects for the Additional Advance to be made by causing an Additional Lender to become a party to this Agreement, then the Borrower and such Additional Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit M-2 (an “Additional Lender Certificate”), together with an Administrative Questionnaire and a processing and recordation fee of $5,000, and the Borrower shall deliver a Note payable to the order of such Additional Lender in a principal amount equal to such Additional Lender’s Additional Advance to the Borrower, and otherwise duly completed; and

(v)                                 the Borrower shall pay to the Administrative Agent for the benefit of such Lenders and Additional Lenders an upfront fee equal to 1.25% of such Additional Advances upon the funding of such Additional Advances and without the prior written consent of the Administrative Agent no additional fees, including original issue discount.

(c)                                  Subject to acceptance and recording thereof pursuant to Section 2.2(d), from and after the effective date specified in the Additional Term Loan Certificate or the Additional Lender Certificate:  (A) the amount of the Advances outstanding shall be increased by the amount of the Additional Advance, and (B) in the case of an Additional Lender Certificate, any Additional Lender party thereto shall be a party to this Agreement and the other Credit Documents and have the rights and obligations of a Lender under this Agreement and the other Credit Documents.

(d)                                 Upon its receipt of a duly completed Additional Term Loan Certificate or an Additional Lender Certificate, executed by the Borrower and the Lender or the Borrower and the Additional Lender party thereto, as applicable, the processing and recording fee referred to in Section 2.2(b)(iii), and the written consent of the Administrative Agent to such increase required by Section 2.2(a), the Administrative Agent shall accept such Additional Term Loan Certificate or Additional Lender Certificate and record the information contained therein in the Register required to be maintained by the Administrative Agent pursuant to Section 9.7(b).  No increase in the amount of the Advances outstanding shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 2.2(d).

Section 2.3                                    [Reserved].

Section 2.4                                    Advances.

(a)                                 Notice.  The Borrowings to be made on the Closing Date shall be made pursuant to the applicable Notices of Borrowing given not later than 10:00 a.m. (Denver, Colorado time) on the Closing

Date by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice of such proposed Borrowing, by facsimile or telex.  The Notice of Borrowing shall be by facsimile or telex, confirmed promptly by the Borrower with a hard copy (other than with respect to notice sent by facsimile), specifying (i) the requested date of such Borrowing, (ii) the requested Type of Advances comprising such Borrowing, (iii) the aggregate amount of such Borrowing, and (iv) if such Borrowing is to be comprised of Eurodollar Advances, the requested Interest Period for each such Advance.  In the case of a proposed Borrowing comprised of Eurodollar Advances, the Administrative Agent shall promptly notify each Lender of the applicable interest rate under Section 2.8(b).  Each Lender shall, before 11:00 a.m. (Denver, Colorado time) on the date of such Borrowing, make available for the account of its applicable Lending Office to the Administrative Agent at its address referred to in Section 9.9, or such other location as the Administrative Agent may specify by notice to the Lenders, in same day funds, such Lender’s pro rata share of such Borrowing.  After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article 3, the Administrative Agent will make such funds available to the Borrower at its account with the Administrative Agent or as otherwise directed by the Borrower with written notice to the Administrative Agent.

(b)                                 Conversions and Continuations.  In order to elect to Convert or continue an Advance under this paragraph, the Borrower shall deliver an irrevocable Notice of Continuation or Conversion to the Administrative Agent at the Administrative Agent’s office no later than 10:00 a.m. (Denver, Colorado time) (i) on the Business Day before the date of the proposed conversion date in the case of a Conversion to a Base Rate Advance and (ii) at least three Business Days in advance of the proposed Conversion or continuation date in the case of a Conversion to, or a continuation of, a Eurodollar Advance.  Each such Notice of Conversion or Continuation shall be in writing or by telex or facsimile confirmed promptly by the Borrower with a hard copy (other than with respect to notice sent by facsimile), specifying (i) the requested Conversion or continuation date (which shall be a Business Day), (ii) the amount and Type of the Advance to be Converted or continued, (iii) whether a Conversion or continuation is requested and, if a Conversion, into what Type of Advance, and (iv) in the case of a Conversion to, or a continuation of, a Eurodollar Advance, the requested Interest Period.  Promptly after receipt of a Notice of Continuation or Conversion under this paragraph, the Administrative Agent shall provide each Lender with a copy thereof and, in the case of a Conversion to or a Continuation of a Eurodollar Advance, notify each Lender of the applicable interest rate under Section 2.8(b).  The portion of Advances comprising part of the same Borrowing that are Converted to Advances of another Type shall constitute a new Borrowing.

(c)                                  Certain Limitations.  Notwithstanding anything in paragraphs (a) and (b) above:

(i)                                     at no time shall there be more than five Interest Periods applicable to outstanding Eurodollar Advances;

(ii)                                  the Borrower may not select Eurodollar Advances for any Borrowing at any time when a Default has occurred and is continuing;

(iii)                               if any Lender shall, at least one Business Day before the date of any requested Borrowing, notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its applicable Lending Office to perform its obligations under this Agreement to make Eurodollar Advances or to fund or maintain Eurodollar Advances, (A) the obligation of such Lender to make such Eurodollar Advance as part of the requested Borrowing or for any subsequent Borrowing shall be suspended until such Lender shall notify the Borrower that the circumstances causing such suspension no longer exist and such Lender’s portion of such requested Borrowing or any subsequent Borrowing of Eurodollar Advances shall be made in the form of a Base Rate Advance, and

(B) such Lender agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender;

(iv)                              if the Administrative Agent is unable to determine the Eurodollar Rate for Eurodollar Advances comprising any requested Borrowing, the right of the Borrower to select Eurodollar Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance;

(v)                                 if the Required Lenders shall, at least one Business Day before the date of any requested Borrowing, notify the Administrative Agent that the Eurodollar Rate for Eurodollar Advances comprising such Borrowing will not adequately reflect the cost to such Lenders of making or funding their respective Eurodollar Advances, as the case may be, for such Borrowing, the right of the Borrower to select Eurodollar Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance; and

(vi)                              if the Borrower shall fail to select the duration or continuation of any Interest Period for any Eurodollar Advances in accordance with the provisions contained in the definition of Interest Period in Section 1.1 and paragraph (b) above, the Administrative Agent will forthwith so notify the Borrower and the Lenders and such Advances will be made available to the Borrower on the date of such Borrowing as Base Rate Advances or, if an existing Advance, Convert into Base Rate Advances.

(d)                                 Notices Irrevocable.  Each Notice of Borrowing and Notice of Continuation or Conversion delivered by the Borrower hereunder, including its deemed request for borrowing made under Section 2.3(c), shall be irrevocable and binding on the Borrower.

(e)                                  Administrative Agent Reliance.  Unless the Administrative Agent shall have received notice from a Lender before the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s applicable pro rata share of any Borrowing, the Administrative Agent may assume that such Lender has made its applicable pro rata share of such Borrowing available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.4(a), and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If and to the extent that such Lender shall not have so made its applicable pro rata share of such Borrowing available to the Administrative Agent, such Lender and the Borrower severally agree to immediately repay to the Administrative Agent on demand such corresponding amount, together with interest on such amount, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable on such day to Advances comprising such Borrowing and (ii) in the case of such Lender, the lesser of (A) the Federal Funds Rate for such day and (B)  the Maximum Rate.  If such Lender shall repay to the Administrative Agent such corresponding amount and interest as provided above, such corresponding amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement even though not made on the same day as the other Advances comprising such Borrowing.

Section 2.5                                    Prepayments.

(a)                                 Right to Prepay; Ratable Prepayment.  The Borrower shall have no right to prepay any principal amount of any Advance except as provided in this Section 2.5 and all notices given pursuant to this Section 2.5 shall be irrevocable and binding upon the Borrower.  Each payment of any Advance pursuant to this Section 2.5 shall be made in a manner such that all Advances comprising part of the same Borrowing are paid in whole or ratably in part.

(b)                                 Optional and Mandatory.  The Borrower (i) may elect to prepay any of the Advances without penalty or premium except as set forth in the proviso to this sentence and in Section 2.10 and after giving by 10:00 a.m. (Denver, Colorado time) (x) in the case of Eurodollar Advances, at least three Business Days’ or (y) in case of Base Rate Advances, one Business Day’s prior written notice to the Administrative Agent stating the proposed date and aggregate principal amount of such prepayment; and (ii) in the event of the sale of Permitted Notes, shall make a mandatory prepayment of outstanding Advances as provided in Section 6.1(i)(vii) without penalty or premium except as provided in the proviso to this sentence and in Section 2.10, provided, that notwithstanding the foregoing, any prepayment made on or after the first anniversary of the Closing Date but before the second anniversary of the Closing Date shall be accompanied by a premium of 2% of the principal amount prepaid and any prepayment made on or after the second anniversary of the Closing Date but before the third anniversary of the Closing Date shall be accompanied by a premium of 1% of the principal amount prepaid.  If any such notice is given, the Borrower shall prepay Advances comprising part of the same Borrowing in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, together with accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.10 as a result of such prepayment being made on such date; provided that (A) each optional prepayment of Eurodollar Advances shall be in a minimum amount not less than $1,000,000 and in multiple integrals of $500,000 in excess thereof and (B) each optional prepayment of Base Rate Advances shall be in a minimum amount not less than $500,000 and in multiple integrals of $100,000 in excess thereof.

(c)                                  Illegality.  If any Lender shall notify the Administrative Agent and the Borrower that any Change in Law makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful for such Lender or its Lending Office to perform its obligations under this Agreement to maintain any Eurodollar Advances of such Lender then outstanding hereunder, (i) the Borrower shall, no later than 10:00 a.m.  (Denver, Colorado time) / 9:00 a.m. (Los Angeles, California time) (A) if not prohibited by law, on the last day of the Interest Period for each outstanding Eurodollar Advance made by such Lender or (B) if required by such notice, on the second Business Day following its receipt of such notice, prepay all of the Eurodollar Advances made by such Lender then outstanding, together with accrued interest on the principal amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.10 as a result of such prepayment being made on such date, (ii) such Lender shall simultaneously make a Base Rate Advance to the Borrower on such date in an amount equal to the aggregate principal amount of the Eurodollar Advances prepaid to such Lender, and (iii) the right of the Borrower to select Eurodollar Advances from such Lender for any subsequent Borrowing shall be suspended until such Lender gives notice referred to above shall notify the Administrative Agent that the circumstances causing such suspension no longer exist.

(d)                                 No Additional Right; Ratable Prepayment.  The Borrower shall have no right to prepay any principal amount of any Advance except as provided in this Section 2.5, and all notices given pursuant to this Section 2.5 shall be irrevocable and binding upon the Borrower.  Except as provided in the preceding sentence, each payment of any Advance pursuant to this Section 2.5 shall be made in a manner such that all Advances comprising part of the same Borrowing are paid in whole or ratably in part.

(e)                                  Interest; Costs.  Each prepayment pursuant to this Section 2.5 shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.10 as a result of such prepayment being made on such date.

Section 2.6                                    Repayment.  The Borrower shall pay to the Administrative Agent for the ratable benefit of each Lender the aggregate outstanding principal amount of the Advances on the Maturity Date.

Section 2.7                                    Fees.  The Borrower agrees to pay the fees to the Administrative Agent as set forth in the Engagement Letter.

Section 2.8                                    Interest.

(a)                                 Base Rate Advances.  Each Base Rate Advance shall bear interest at the Adjusted Base Rate in effect from time to time plus the Applicable Margin for Base Rate Advances for such period.  The Borrower shall pay to Administrative Agent for the ratable account of each Lender all accrued but unpaid interest on such Lender’s Base Rate Advances on each March 31, June 30, September 30, and December 31 commencing on June 30, 2014, and on the Maturity Date.

(b)                                 Eurodollar Advances.  Each Eurodollar Advance shall bear interest during its Interest Period equal to at all times the Eurodollar Rate for such Interest Period plus the Applicable Margin for Eurodollar Advances for such period.  The Borrower shall pay to the Administrative Agent for the ratable account of each Lender all accrued but unpaid interest on each of such Lender’s Eurodollar Advances on the last day of the Interest Period therefor (provided that for Eurodollar Advances with Interest Periods of six months or more, accrued but unpaid interest shall also be due on the day three months from the first day of such Interest Period), on the date any Eurodollar Advance is repaid, and on the Maturity Date.

(c)                                  Default Rate.  Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default, all overdue amounts shall bear interest, after as well as before judgment, at the Default Rate.  Interest accrued pursuant to this Section 2.8(c) and all interest accrued but unpaid on or after the Maturity Date shall be due and payable on demand.

Section 2.9                                    Illegality.  If any Lender shall notify the Borrower that the introduction of or any Change in Law makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its applicable Lending Office to perform its obligations under this Agreement to make, maintain, or fund any Eurodollar Advances of such Lender then outstanding hereunder, (a) the Borrower shall, no later than 10:00 a.m. (Denver, Colorado time) (i) if not prohibited by law, on the last day of the Interest Period for each outstanding Eurodollar Advance or (ii) if required by such notice, on the second Business Day following its receipt of such notice, prepay all of the Eurodollar Advances of such Lender then outstanding, together with accrued interest on the principal amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.10 as a result of such prepayment being made on such date, (b) such Lender shall simultaneously make a Base Rate Advance to the Borrower on such date in an amount equal to the aggregate principal amount of the Eurodollar Advances prepaid to such Lender, and (c) the right of the Borrower to select Eurodollar Advances from such Lender for any subsequent Borrowing shall be suspended until such Lender shall notify the Borrower that the circumstances causing such suspension no longer exist.  Each Lender agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

Section 2.10                             Breakage Costs.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)                                 any continuation, conversion, payment or prepayment of any Advance other than a Base Rate Advance on a day other than the last day of the Interest Period for such Advance (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)                                 any failure by the Borrower (for a reason other than the failure of such Lender to make an Advance) to prepay, borrow, continue or Convert any Advance other than a Base Rate Advance on the date or in the amount notified by the Borrower; or

(c)                                  any assignment of an Eurodollar Advance on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 2.14;

including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Advance, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.  For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 2.10, the requesting Lender shall be deemed to have funded the Eurodollar Advances made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Advance by a matching deposit or other borrowing in the offshore interbank market for Dollars for a comparable amount and for a comparable period, whether or not such Eurodollar Advance was in fact so funded.

Section 2.11                             Increased Costs.

(a)                                 Eurodollar Advances.  If any Change in Law shall:

(i)                                     impose, modify, or deem applicable any reserve, special deposit, assessment, or similar requirement (other than by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, financial institutions generally, including any Lender (or its applicable Lending Office), including the Commitments of such Lender hereunder; or

(ii)                                  impose on financial institutions generally, including such Lender (or its applicable Lending Office), or on the London interbank market any other condition affecting this Agreement or its Notes or any of such extensions of credit or liabilities or commitments;

and the result of any of the foregoing is to increase the cost to such Lender (or its applicable Lending Office) of making, Converting into, continuing, or maintaining any Eurodollar Advances or to reduce any sum received or receivable by such Lender (or its applicable Lending Office) under this Agreement or its Notes with respect to any Eurodollar Advances, then the Borrower shall pay to such Lender within three Business Days after written demand made by such Lender such amount or amounts as such Lender determines in good faith to be necessary to compensate such Lender for such increased cost or reduction.

(b)                                 Capital Adequacy.  If, after the Effective Date, any Lender shall have determined that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the capital of financial institutions generally, including such Lender or any corporation controlling such Lender, as a consequence of such Lender’s obligations hereunder, to a level below that which such Lender or such corporation could have achieved but for such Change in Law (taking into consideration its policies with respect to capital adequacy), then from time to time within three Business Days after written demand by such Lender, the Borrower shall pay to such Lender such additional amount or amounts as such Lender determines in good faith to be necessary to compensate such Lender for such reduction.

(c)                                  Mitigation.  Each Lender shall promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the Effective Date, which will entitle such Lender to compensation pursuant to this Section 2.11 and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Lender, be otherwise disadvantageous to it.  Any Lender claiming compensation under this Section 2.11 shall furnish to the Borrower and the Administrative Agent a statement setting forth the additional amount or amounts to be paid to it hereunder which shall be determined by such Lender in good faith and which shall be conclusive in the absence of manifest error.  In determining such amount, such Lender may use any reasonable averaging and attribution methods.

(d)                                 Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.11 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.11 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Borrower and the Administrative Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.12                             Payments and Computations.

(a)                                 Payments.  All payments of principal, interest, and other amounts to be made by the Borrower under this Agreement and other Credit Documents shall be made to the Administrative Agent in Dollars and in immediately available funds, without setoff, deduction, or counterclaim.

(b)                                 Payment Procedures. The Borrower shall make each payment under this Agreement and under the Notes not later than 10:00 a.m. (Denver, Colorado time) on the day when due in Dollars to the Administrative Agent at the location referred to in the Notes (or such other location as the Administrative Agent shall designate in writing to the Borrower) in same day funds.  The Administrative Agent will promptly thereafter, and in any event prior to the close of business on the day any timely payment is made, cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the Administrative Agent or a specific Lender pursuant to Sections 2.9, 2.10, 2.11, 2.13, 2.14, and 9.2 and such other provisions herein which expressly provide for payments to a specific Lender, but after taking into account payments effected pursuant to Section 9.1) in accordance with each Lender’s applicable pro rata share to the Lenders for the account of their respective applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.  Upon receipt of other amounts due solely to the Administrative Agent or a specific Lender, the Administrative Agent shall distribute such amounts to the appropriate party to be applied in accordance with the terms of this Agreement.

(c)                                  Non-Business Day Payments.  Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided that if such extension would cause payment of interest on or principal of Eurodollar Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d)                                 Computations.  All computations of interest for Base Rate Advances shall be made by the Administrative Agent on the basis of a year of 365/366 days and all computations of all other interest and fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable.  Each determination by the Administrative Agent of an amount of interest or fees shall be conclusive and binding for all purposes, absent manifest error.

(e)                                  Sharing of Payments, Etc.  If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances made by it in excess of its ratable share of payments on account of the Advances obtained by the other Lenders, such Lender shall notify the other Lenders and forthwith purchase from the other Lenders participations in the Advances made by it as shall be necessary to cause such purchasing Lender to share the excess payment ratably with the other Lenders; provided that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from the other Lenders shall be rescinded and each such Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s ratable share, but without interest.  The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.12(e) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.  The provisions of this Section 2.12(e) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 2.12(e) shall apply).

Section 2.13                             Taxes.

(a)                                 No Deduction for Certain Taxes.  Any and all payments by any Credit Party under any of the Credit Documents to the Administrative Agent or a Lender shall be made, in accordance with Section 2.12, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent or a Lender, (i) taxes imposed on its income and franchise (or margin) taxes imposed on it by the jurisdiction (or any political subdivision thereof) under (A) the laws of which (or under the laws of a political subdivision of which) the Administrative Agent or such Lender is organized or in which its principal executive office is located, and (B) in the case of each Lender, the laws of which (or under the laws of a political subdivision of which) such Lender’s applicable Lending Office is located; (ii) any taxes imposed by the United States of America by means of withholding at the source, if and to the extent such United States withholding taxes are in effect on the date a Lender becomes a Lender hereunder and (iii) any taxes imposed by the United States of America by means of withholding at the source under FATCA (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as “Taxes”).  Except as provided in Section 2.13(f), if the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable to the Administrative Agent or any Lender, (i) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.13), such Lender receives an amount equal to the sum it would have received had no such deductions been made; (ii) the Borrower shall make such deductions; and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority or other authority in accordance with applicable law.

(b)                                 Other Taxes.  In addition, except as provided in Section 2.13(f), the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made under any Credit Document or from the execution, delivery, or registration of, or otherwise with respect to, this Agreement, the Notes, or the other Credit Documents (hereinafter referred to as “Other Taxes”).

(c)                                  Indemnification.  EXCEPT AS PROVIDED IN SECTION 2.13(F), THE BORROWER INDEMNIFIES EACH LENDER AND THE ADMINISTRATIVE AGENT FOR THE FULL AMOUNT OF TAXES OR OTHER TAXES (INCLUDING, WITHOUT LIMITATION, ANY TAXES OR OTHER TAXES IMPOSED ON AMOUNTS PAYABLE UNDER THIS SECTION 2.13) PAID BY SUCH LENDER OR THE ADMINISTRATIVE AGENT (AS THE CASE MAY BE) AND ANY LIABILITY (INCLUDING INTEREST AND EXPENSES) ARISING THEREFROM OR WITH RESPECT THERETO, WHETHER OR NOT SUCH TAXES OR OTHER TAXES WERE CORRECTLY OR LEGALLY ASSERTED.

(d)                                 Evidence of Tax Payments.  As soon as practicable after any payment of Taxes or Other Taxes by any Credit Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of any receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                                  Foreign Lender Withholding Exemption.  Each Lender that is not incorporated under the laws of the United States of America or a state thereof and that is entitled to an exemption from United States withholding tax with respect to payments under this Agreement under applicable law or any treaty to which the United States is a party shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation (including Internal Revenue Service Forms W-8BEN or W-8ECI) prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding. In addition, if a payment made to such a Lender under any Credit Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of the preceding sentence, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f)                                   Failure to Provide Forms.  For any period with respect to which a Lender has failed to provide the Borrower or the Administrative Agent with the appropriate forms referred to in this Section 2.13(e) (unless such failure is due to a change in treaty, law or regulation occurring after the date on which such Lender becomes a Lender hereunder), such Lender shall not be entitled to indemnification or payment under Section 2.13(a), (b), or (c) with respect to Taxes imposed by the United States; provided that if a Lender, that is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required under Section 2.13(e), the

Borrower shall take such steps as such Lender shall reasonably request, and at the expense of such Lender, to assist such Lender to recover such Taxes.

(g)                                  Mitigation.  Each Lender shall use reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to select a jurisdiction for its applicable Lending Office or change the jurisdiction of its applicable Lending Office, as the case may be, so as to avoid the imposition of any Taxes or Other Taxes or to eliminate or reduce the payment of any additional sums under this Section 2.13; provided, that no such selection or change of jurisdiction for its applicable Lending Office shall be made if, in the reasonable judgment of such Lender, such selection or change would be disadvantageous to such Lender.

(h)                                 Tax Credits and Refunds.  If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.

(i)                                     Payment.  If the Administrative Agent or any Lender becomes entitled to receive payment of Taxes, Other Taxes or additional sums pursuant to this Section, it shall give notice and demand thereof to the Borrower, and the Borrower (unless the Administrative Agent or Lender shall withdraw such notice and demand or the Borrower is not obligated to pay such amounts) shall pay such Taxes, Other Taxes or additional sums within 30 days after the Borrower’s receipt of such notice and demand.

Section 2.14                             Replacement of Lenders.  If (a) the Borrower is required pursuant to Section 2.11 or 2.13 to make any additional payment to any Lender, (b) any Lender’s obligation to make or continue, or to Convert Base Rate Advances into, Eurodollar Advances shall be suspended pursuant to Section 2.4(c)(iii) or 2.9, or (c) any Lender is a Non-Consenting Lender (a “Subject Lender”), then the Borrower may, upon notice to the Subject Lender and the Administrative Agent and at the Borrower’s sole cost and expense, require such Subject Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.7), all of its interests, rights and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that, in any event:

(A)                               as to assignments required by the Borrower, the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 9.7;

(B)                               such Subject Lender shall have received payment of an amount equal to the outstanding principal of its applicable Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.10) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(C)                               in the case of any such assignment resulting from a claim for compensation under Section 2.13, such assignment will result in a reduction in such compensation or payments thereafter; and

(D)                               such assignment does not conflict with applicable Legal Requirements.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower or the Administrative Agent to require such assignment and delegation cease to apply.

ARTICLE 3
CONDITIONS OF LENDING

Section 3.1                                    Conditions Precedent to Borrowing.  The obligations of each Lender to make its Advance pursuant to Section 2.1(a) shall be subject to the conditions precedent that:

(a)                                 Documentation.  The Administrative Agent shall have received the following, duly executed by all the parties thereto, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders:

(i)                                     this Agreement and all attached Exhibits and Schedules and the Notes, if requested by the applicable Lenders, payable to each applicable Lender or its registered assigns;

(ii)                                  the Guaranty executed by all Subsidiaries of the Borrower existing on the Closing Date;

(iii)                               the Security Agreement executed by each Credit Party, together with appropriate UCC-1 financing statements, if any, necessary or desirable for filing with the appropriate authorities and any other documents, agreements, or instruments necessary to create, perfect or maintain an Acceptable Security Interest in the Collateral described in the Security Agreement;

(iv)                              the Mortgages encumbering at least 80% by value of the Credit Parties’ Proven Reserves described in the initial Independent Engineer’s Report;

(v)                                 certificates of insurance naming the Administrative Agent as loss payee with respect to property insurance, or additional insured with respect to liability insurance, and covering the Borrower’s or its Subsidiaries Properties with such insurance carriers, for such amounts and covering such risks that are acceptable to the Administrative Agent;

(vi)                              a certificate from an authorized officer of the Borrower dated as of the Effective Date stating that as of such date (A) all representations and warranties of the Borrower set forth in this Agreement are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on such date, except that any representation and warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date, (B) no Default has occurred and is continuing, and (C) all conditions precedent set forth in this Section 3.1 have been met.

(vii)                           a secretary’s certificate from each Credit Party certifying such Person’s (A) officers’ incumbency, (B) authorizing resolutions, (C) organizational documents, and (D) governmental approvals, if any, with respect to the Credit Documents to which such Person is a party;

(viii)                        certificates of good standing for each Credit Party in each state in which each such Person is organized or qualified to do business, which certificate shall be (A) dated a date not earlier than 30 days prior to Effective Date or (B) otherwise effective on the Closing Date;

(ix)                              a legal opinion of Vinson & Elkins L.L.P. as outside counsel to the Credit Parties, in form and substance reasonably acceptable to the Administrative Agent;

(x)                                 a legal opinion of Davis Graham & Stubbs as local Colorado counsel to the Credit Parties, in form and substance reasonably acceptable to the Administrative Agent;

(xi)                              a legal opinion of Beatty & Wozniak, P.C. as local North Dakota counsel to the Credit Parties, in form and substance reasonably acceptable to the Administrative Agent;

(xii)                           the initial Independent Engineer’s Report dated effective as of a date acceptable to the Administrative Agent;

(xiii)                        a certificate from the Borrower certifying a copy of each of the First Lien Credit Agreement and the Management Agreement, including any amendments, modifications or side letters with respect thereto, as in full force and effect as of the Closing Date;

(xiv)                       the Pledge Agreement executed by the Borrower, together with any pledged stock or membership interest certificates and instruments of transfer in form and substance acceptable to the Administrative Agent and granting the Administrative Agent an Acceptable Security Interest in such certificated Equity Interests; and

(xv)                          such other documents, governmental certificates, agreements, and lien searches as the Administrative Agent or any Lender may reasonably request.

(b)                                 Consents; Authorization; Conflicts.  The Borrower shall have received any consents, licenses and approvals required in accordance with applicable law, or in accordance with any document, agreement, instrument or arrangement to which the Borrower or any Subsidiary is a party, in connection with the execution, delivery, performance, validity and enforceability of this Agreement and the other Credit Documents.  In addition, the Borrower and the Subsidiaries shall have all such material consents, licenses and approvals required in connection with the continued operation of the Borrower and the Subsidiaries, and such approvals shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on this Agreement and the actions contemplated hereby.

(c)                                  Representations and Warranties.  The representations and warranties contained in Article 4 and in each other Credit Document shall be true and correct in all material respects (except to the extent that such representation or warranty is qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the Closing Date before and after giving effect to the Borrowings and to the application of the proceeds from such Borrowing, as though made on and as of such date.

(d)                                 Engagement Letter.  The Borrower shall have executed and delivered the Engagement Letter.

(e)                                  Other Proceedings.  No action, suit, investigation or other proceeding (including without limitation, the enactment or promulgation of a statute or rule) by or before any arbitrator or any Governmental Authority shall be threatened or pending and no preliminary or permanent injunction or order by a state or federal court shall have been entered (i) in connection with this Agreement, any other credit agreement, or any transaction contemplated hereby or thereby or (ii) which in the judgment of the Administrative Agent could reasonably be expected to result in a Material Adverse Change.

(f)                                   Other Reports.  The Administrative Agent shall have received, in form and substance reasonably satisfactory to it, all environmental reports (including all available (i) Phase I Environmental Site Assessment Reports and (ii) Phase II Environmental Site Assessment Reports), and such other reports, audits or certifications as it may reasonably request.

(g)                                  Material Adverse Change.  Since January 31, 2014, there shall not have occurred any event, development or circumstance that has or could reasonably be expected to result in a Material Adverse Change.

(h)                                 No Default.  No Default shall have occurred and be continuing.

(i)                                     Solvency.  The Administrative Agent shall have received a certificate in form and substance reasonably satisfactory to the Administrative Agent from a senior financial officer or such other officer acceptable to the Administrative Agent of the Borrower and each Guarantor certifying that, before and after giving effect to the Borrowings made hereunder on the Closing Date, the Borrower and its Subsidiaries are Solvent (assuming with respect to each Guarantor, that the fraudulent conveyance savings language contained in the Guaranty applicable to such Guarantor will be given full effect).

(j)                                    Delivery of Financial Statements.  The Administrative Agent shall have received true and correct copies of (i) satisfactory consolidated financial statements for the Borrower and its Subsidiaries for the fiscal year 2013, and interim unaudited financial statements for the Borrower and its Subsidiaries for each fiscal quarter ended since the last audited financial statements, and (ii) projections prepared by management of balance sheets, income statements and cashflow statements of the Borrower and its Subsidiaries, covering the first full year after the Closing Date, on a quarterly basis.

(k)                                 Title.  The Administrative Agent shall be satisfied in its sole discretion with the title to the Oil and Gas Properties included in the Borrowing Base and that such Oil and Gas Properties constitute at least 80% of the present value of the Proven Reserves of the Credit Parties as determined by the Administrative Agent in its sole discretion.

(l)                                     Minimum Liquidity.  The Borrowing Base under the First Lien Credit Agreement shall be at least $355,000,000.  Such Borrowing Base shall comply with the First Lien Agent’s normal and customary standards and practices for valuing and determining the value of oil and gas properties in connection with conforming reserve-based oil and gas borrowing base loan transactions.

(m)                            Notices of Borrowing.  The Administrative Agent shall have received Notices of Borrowing from the Borrower, with appropriate insertions and executed by a duly appointed Responsible Officer of the Borrower.

(n)                                 USA Patriot Act.  The Administrative Agent shall have received all documentation and other information that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act.

(o)                                 Capital Structure.  The capital and ownership structure and the equityholder arrangements of the Borrower and its Subsidiaries (and all agreements relating thereto) will be reasonably satisfactory to the Administrative Agent.

(p)                                 Due Diligence.  The Administrative Agent shall have completed and be satisfied in its sole discretion with the corporate (or other organizational), environmental and financial due diligence of the Credit Parties and its Affiliates.

(q)                                 Liens.  The Administrative Agent shall have received evidence satisfactory to it that there are no Liens encumbering (i) any of the Credit Parties’ respective Property other than Permitted Liens, and (ii) the Equity Interests in the Borrower.

(r)                                    Payment of Fees.  The Borrower shall have paid the fees and expenses required to be paid as of the Closing Date by Sections 2.7(d) and 9.1 or any other provision of a Credit Document.

(s)                                  Commodity Hedges.  The Administrative Agent shall be satisfied in its sole discretion with the Credit Parties’ Hedging Arrangements.

Section 3.2                                    Additional Conditions Precedent to Each Advance.  The obligation of each Lender to make its Advance on the occasion of the Borrowing shall be subject to the further conditions precedent that on the date of such Borrowing:

(a)                                 Representations and Warranties.  As of the date of the making of any Advance, the representations and warranties made by each Credit Party or any officer or employee of any Credit Party contained in the Credit Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on such date, except that any representation and warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date and each request for the making of any Advance and the making of such Advance shall be deemed to be a reaffirmation of such representations and warranties.  Each of:  (i) the giving of the applicable Notice of Borrowing and (ii) the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing that the foregoing condition precedent has been met.

(b)                                 Event of Default.  As of the date of the making of any Advance, no Default or Event of Default shall exist, and the making of such Advance would not cause a Default or Event of Default.  Each of:  (i) the giving of the applicable Notice of Borrowing and (ii) the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing that the foregoing condition precedent has been met.

Section 3.3                                    Determinations Under Sections 3.1, and 3.2.  For purposes of determining compliance with the conditions specified in Sections 3.1 and 3.2 each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Credit Documents shall have received written notice from such Lender prior to the Borrowing hereunder specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowing.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

Each Credit Party hereto represents and warrants as follows:

Section 4.1                                    Organization.  Each Credit Party is duly and validly organized and existing and in good standing under the laws of its jurisdiction of incorporation or formation.  Each Credit Party is authorized to do business and is in good standing in all jurisdictions in which such qualifications or authorizations are necessary except where the failure to be so qualified or authorized could not reasonably be expected to result in a Material Adverse Change.  As of the Effective Date, each Credit Party’s type of organization and jurisdiction of incorporation or formation are set forth on Schedule 4.1.

Section 4.2                                    Authorization.  The execution, delivery, and performance by each Credit Party of each Credit Document to which such Credit Party is a party and the consummation of the transactions contemplated thereby (a) are within such Credit Party’s powers, (b) have been duly authorized by all necessary corporate, limited liability company or partnership action, (c) do not contravene any articles or certificate of incorporation or bylaws, partnership or limited liability company agreement binding on or affecting such Credit Party, (d) do not contravene any law or any contractual restriction binding on or affecting such Credit Party except where such contravention could not reasonably be expected to result in a Material Adverse Change, (e) do not result in or require the creation or imposition of any Lien prohibited by this Agreement, and (f) do not require any authorization or approval or other action by, or any notice or filing with, any Governmental Authority other than those that have been obtained.  At the time of each Advance, such Advance and the use of the proceeds of such Advance are within the Borrower’s corporate powers, have been duly authorized by all necessary action and do not contravene (i) the Borrower’s certificate of incorporation or by-laws, or (ii) any Legal Requirement or any contractual restriction binding on or affecting the Borrower, will not result in or require the creation or imposition of any Lien prohibited by this Agreement, and do not require any authorization or approval or other action by, or any notice or filing with, any Governmental Authority other than those that have been obtained or provided.

Section 4.3                                    Enforceability.  The Credit Documents have each been duly executed and delivered by each Credit Party that is a party thereto and each Credit Document constitutes the legal, valid, and binding obligation of each Credit Party that is a party thereto enforceable against such Credit Party in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws at the time in effect affecting the rights of creditors generally and by general principles of equity whether applied by a court of law or equity.

Section 4.4                                    Financial Condition.

(a)                                The Borrower has delivered to the Administrative Agent audited consolidated financial statements for the Parent and its Subsidiaries dated as of January 31, 2013, for the fiscal year ended thereon.  The financial statements referred to in the preceding sentence fairly present, in all material respects, the financial condition of the Parent, the Borrower and its Subsidiaries on the date thereof and the results of their operations and cash flows for the periods then ended, have been prepared in accordance with GAAP and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  As of the date of the aforementioned financial statements, there were no material contingent obligations, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses of the applicable Persons, except as disclosed therein and adequate reserves for such items have been made in accordance with GAAP.

(b)                                 Since the Closing Date, after giving pro forma effect to all Advances made hereunder on the Closing Date, no event or condition has occurred that could reasonably be expected to result in a Material Adverse Change.

Section 4.5                                    Title; Ownership and Liens; Real Property.  Each Credit Party (a) has good and defensible title to all of its Oil and Gas Properties in all material respects, free and clear of all Liens except for Permitted Liens, and (b) has good and indefeasible title to all of its other material Properties, free and clear of all Liens except for Permitted Liens. None of the Property owned by a Credit Party is subject to any Lien except Permitted Liens.

Section 4.6                                    True and Complete Disclosure.  All written factual information (whether delivered before or after the date of this Agreement) prepared by or on behalf of the Borrower and its Subsidiaries and furnished to the Administrative Agent or the Lenders for purposes of or in connection with this Agreement, any other Credit Document or any transaction contemplated hereby or thereby does not contain any material misstatement of fact or omits to state any material fact necessary to make the statements therein not misleading.  There is no fact known to any officer of any Credit Party on the date of this Agreement that has not been disclosed to the Administrative Agent that could reasonably be expected to result in a Material Adverse Change.  All projections, estimates, budgets, and pro forma financial information furnished by or on behalf of any Credit Party, were prepared on the basis of assumptions, data, information, tests, or conditions (including current and reasonably foreseeable business conditions) believed to be reasonable at the time such projections, estimates, and pro forma financial information were furnished.

Section 4.7                                    Litigation.  There are no actions, suits, or proceedings pending or, to any Credit Party’s knowledge, threatened against any Credit Party, at law, in equity, or in admiralty, or by or before any Governmental Authority, which could reasonably be expected to result in a Material Adverse Change.  Additionally, except as disclosed in writing to the Administrative Agent and the Lenders, there is no pending or, to the knowledge of any Credit Party, threatened action or proceeding instituted against any Credit Party which seeks to adjudicate any Credit Party as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property.

Section 4.8                                    Compliance with Agreements.

(a)                                 No Credit Party is a party to any indenture, loan or credit agreement or any lease or any other types of agreement or instrument or subject to any charter or corporate restriction or provision of applicable law or governmental regulation the performance of or compliance with which could reasonably be expected to cause a Material Adverse Change.  No Credit Party is in default under or with respect to any contract, agreement, lease or any other types of agreement or instrument to which any Credit Party is a party and which could reasonably be expected to cause a Material Adverse Change.  To the best knowledge of the Credit Parties, no Credit Party is in default under, or has received a notice of default under, any contract, agreement, lease or any other document or instrument to which the Borrower or its Subsidiaries is a party which is continuing and which, if not cured, could reasonably be expected to cause a Material Adverse Change.

(b)                                 No Default has occurred and is continuing.

Section 4.9                                    Pension Plans.  (a) Except for matters that could not reasonably be expected to result in a Material Adverse Change, all Plans are in compliance with all applicable provisions of ERISA, (b) no Termination Event has occurred with respect to any Plan that would result in an Event of Default under Section 7.1(i), and, except for matters that could not reasonably be expected to result in a Material Adverse Change, each Plan has complied with and been administered in accordance with applicable provisions of ERISA and the Code, (c) no “accumulated funding deficiency” (as defined in Section 302 of ERISA) has occurred with respect to any Plan, and for plan years after December 31, 2007, no unpaid minimum required contribution exists with respect to any Plan, and there has been no excise tax imposed under Section 4971 of the Code with respect to any Plan, (d) the present value of all benefits vested under each Plan (based on the assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits in an amount that could reasonably be expected to result in a Material Adverse Change, (e) no Credit Party nor any member of the Controlled Group has had a complete or partial withdrawal from any Multiemployer Plan for which there is any unsatisfied withdrawal liability that could reasonably be expected to result in a Material Adverse Change or an Event of Default under Section 7.1(j), and (f) except for matters that could not reasonably result in a Material Adverse Change, as of the most recent valuation date applicable thereto, no Credit Party nor any member of the Controlled Group would become subject to any liability under ERISA if the Borrower or any Subsidiary has received notice that any Multiemployer Plan is insolvent or in reorganization.  Based upon GAAP existing as of the date of this Agreement and current factual circumstances, no Credit Party has any reason to believe that the annual cost during the term of this Agreement to the Borrower or any Subsidiary for post-retirement benefits to be provided to the current and former employees of the Borrower or any Subsidiary under Plans that are welfare benefit plans (as defined in Section 3(1) of ERISA) could, in the aggregate, reasonably be expected to cause a Material Adverse Change.

Section 4.10                             Environmental Condition.

(a)                                 Permits, etc.  Each Credit Party (i) has obtained all material Environmental Permits necessary for the ownership and operation of its Properties and the conduct of its businesses; (ii) has at all times been and is in material compliance with all terms and conditions of such Environmental Permits and with all other material requirements of applicable Environmental Laws; (iii) has not received written notice of any material violation or alleged material violation of any Environmental Law or Environmental Permit; and (iv) is not subject to any actual or contingent Environmental Claim which could reasonably be expected to cause a Material Adverse Change.

(b)                                 Certain Liabilities.  To the Credit Parties’ best knowledge, none of the present or previously owned or operated Property of any Credit Party or of any Subsidiary thereof, wherever located, (i) has been placed on or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, or their state or local analogs, or have been otherwise investigated, designated, listed, or identified as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws; (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned or operated by any Credit Party, wherever located, which could reasonably be expected to cause a Material Adverse Change; or (iii) has been the site of any Release of Hazardous Substances or Hazardous Wastes from present or past operations which has caused at the site or at any third-party site any condition that has resulted in or could reasonably be expected to result in the need for Response that could cause a Material Adverse Change.

(c)                                  Certain Actions.  Without limiting the foregoing, (i) all necessary material notices have been properly filed, and no further action is required under current applicable Environmental Law as to each Response or other restoration or remedial project undertaken by the Borrower, any of its Subsidiaries or any of the Borrower’s or such Subsidiary’s former Subsidiaries on any of their presently or formerly owned or operated Property, except for (x) such failure to properly file notices and (y) such failure to take further action which, in each case (x) and (y), could not be reasonably expected to cause a Material Adverse Change, and (ii) the present and, to the Credit Parties’ best knowledge, future liability, if any, of the Borrower or of any Subsidiary which could reasonably be expected to arise in connection with requirements under Environmental Laws will not result in a Material Adverse Change.

Section 4.11                             Subsidiaries.  As of the Effective Date, the Borrower has no Subsidiaries other than those listed on Schedule 4.11.  Each Subsidiary of the Borrower (including any such Subsidiary formed or acquired subsequent to the Effective Date) has complied with the requirements of Section 5.6.

Section 4.12                             Investment Company Act.  No Credit Party is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.  No Credit Party is subject to regulation under any Federal or state statute, regulation or other Legal Requirement which limits its ability to incur Debt.

Section 4.13                             Taxes.  Proper and accurate (in all material respects), federal, state, local and foreign tax returns, reports and statements required to be filed (after giving effect to any extension granted in the time for filing) by each Credit Party or any member of the Affiliated Group as defined under Section 1504 of the Code (hereafter collectively called the “Tax Group”) have been filed with the appropriate Governmental Authorities, and all taxes (which are material in amount) and other impositions due and payable have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except where contested in good faith by appropriate proceeding and for which adequate reserves have been established in compliance with GAAP.  Neither the Borrower nor any member of the Tax Group has given, or been requested to give, a waiver of the statute of limitations relating to the payment of any federal, state, local or foreign taxes or other impositions.  None of the Property owned by the Borrower or any other member of the Tax Group is Property which the Borrower or any member of the Tax Group is required to treat as being owned by any other Person pursuant to the provisions of Section 168(f)(8) of the Code.  Proper and accurate amounts have been withheld by the Borrower and all other members of the Tax Group from their employees for all periods to comply in all material respects with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law.

Section 4.14                             Permits, Licenses, etc.  Each Credit Party possesses all permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights, and copyrights which are material to the conduct of its business.  Each Credit Party manages and operates its business in accordance with all applicable Legal Requirements except where the failure to so manage or operate could not reasonably be expected to result in a Material Adverse Change; provided that this Section 4.14 does not apply with respect to Environmental Permits.

Section 4.15                             Use of Proceeds.  The proceeds of the Advances will be used by the Borrower for the purposes described in Section 6.6.  No Credit Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U).  No proceeds of any Advance will be used to purchase or carry any margin stock in violation of Regulation T, U or X.

Section 4.16                             Condition of Property; Casualties.  The material Properties used or to be used in the continuing operations of Credit Parties, are in good working order and condition, normal wear and tear excepted.  Neither the business nor the Oil and Gas Properties or material Properties of the Credit Parties has been affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of such Property or cancellation of contracts, permits or concessions by a Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy. The Credit Parties own no real property (other than Oil and Gas Properties) which either (x) is material to the operations of the Credit Parties or (y) has a fair market value in excess of $2,000,000, except as (a) is set forth on Schedule 4.16, (b) is disclosed on a schedule to the Borrowing Base Certificate delivered pursuant to Section 5.2(c)(vi) of the First Lien Credit Agreement, or (c) has been acquired since the delivery of the previous Borrowing Base Certificate delivered pursuant to the First Lien Credit Agreement.

Section 4.17                             Insurance.  Each of the Credit Parties carries insurance (which may be carried by the Borrower on a consolidated basis) with reputable insurers in respect of such of their respective Properties, in such amounts and against such risks as is customarily maintained by other Persons of similar size engaged in similar businesses.

Section 4.18                             Security Interest.  Each Credit Party has authorized the filing of financing statements sufficient when filed to perfect the Lien created by the Security Documents.  When such financing statements are filed in the offices noted therein, the Administrative Agent will have a valid and perfected security interest in all Collateral that is capable of being perfected by filing financing statements.

Section 4.19                             OFAC; Anti-Terrorism.  No Credit Party is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC.  No Credit Party (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities.  No proceeds of any Advance will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

Section 4.20                             Solvency.  Before and after giving effect to the making of each Advance, the Borrower and its consolidated Subsidiaries are, when taken as a whole, Solvent.

Section 4.21                             Gas Contracts.  No Credit Party, as of the date hereof or as disclosed to the Administrative Agent in writing, (a) is obligated in any material respect by virtue of any prepayment made under any contract containing a “take-or-pay” or “prepayment” provision or under any similar agreement to deliver Hydrocarbons produced from or allocated to any of the Borrower’s and its Subsidiaries’ Oil and Gas Properties at some future date without receiving full payment therefor at the time of delivery or (b) except as has been disclosed to the Administrative Agent, has produced gas, in any material amount, subject to balancing rights of third parties or subject to balancing duties under Legal Requirements.

Section 4.22                             Liens, Leases, etc.  None of the Property of any Credit Party is subject to any Lien other than Permitted Liens.  On the date of this Agreement, all governmental actions and all other filings, recordings, registrations, third party consents and other actions which are necessary to create and perfect the Liens provided for in the Security Documents will have been made, obtained and taken in all relevant jurisdictions.  Other than to the extent such could not reasonably be expected to cause a Material Adverse Change, (i) all leases and agreements for the conduct of business of the Borrower and its Subsidiaries are valid and subsisting, in full force and effect and there exists no default or event of default or circumstance which with the giving of notice or lapse of time or both would give rise to a default by the Borrower or any Subsidiary, or to the Borrower’s knowledge, by any of the other parties thereto, under any such leases or agreements.  Neither the Borrower nor any of its Subsidiaries is a party to any agreement or arrangement (other than this Agreement and the Security Documents), or subject to any order, judgment, writ or decree, that either restricts or purports to restrict its ability to grant Liens to secure the Obligations against their respective Properties.

Section 4.23                             Hedging Agreements.  Schedule 4.23 sets forth, as of the date hereof, a true and complete list of all Interest Hedge Agreements, Hydrocarbon Hedge Agreements, and Hedging Arrangements of the Credit Parties, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied), and the counterparty to each such agreement.

Section 4.24                             Material Agreements.  Schedule 4.24 sets forth a complete and correct list of all material agreements, leases, indentures, purchase agreements, obligations in respect of letters of credit, guarantees, joint venture agreements, and other instruments in effect or to be in effect as of the date hereof (other than the agreements set forth in Schedule 4.23) providing for, evidencing, securing or otherwise relating to any Debt of the Credit Parties in excess of $250,000 individually or in the aggregate, and all obligations of the Credit Parties to issuers of surety or appeal bonds issued for account of any Credit Party, and such list correctly sets forth the names of the debtor or lessee and creditor or lessor with respect to the Debt or lease obligations outstanding or to be outstanding and the Property subject to any Lien securing such Debt or lease obligation.  Also set forth on Schedule 4.24 hereto is a complete and correct list, as of the date of this Agreement, of all material agreements and other instruments of the Borrower and its Subsidiaries relating to the purchase, transportation by pipeline, gas processing, marketing, sale and supply of natural gas and other Hydrocarbons and which either (a) has a term longer than 6 months or (b) provides for liabilities of the Credit Parties in excess of $500,000.  The Borrower has heretofore delivered to the Administrative Agent a complete and correct copy of all such material credit agreements, indentures, purchase agreements, contracts, letters of credit, guarantees, joint venture agreements, or other instruments, including any modifications or supplements thereto, as in effect on the date hereof.

ARTICLE 5
AFFIRMATIVE COVENANTS

So long as any Obligation shall remain unpaid, each Credit Party agrees to comply with the following covenants.

Section 5.1                                    Organization.  Each Credit Party shall, and shall cause each of its respective Subsidiaries to, preserve and maintain its partnership, limited liability company or corporate existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified as a foreign business entity in each jurisdiction in which qualification is necessary in view of its business and operations or the ownership of its Properties and where failure to qualify could reasonably be expected to cause a Material Adverse Change; provided, however, that nothing herein contained shall prevent any transaction permitted by Section 6.7.

Section 5.2                                    Reporting.

(a)                                 Annual Financial Reports.  The Borrower shall provide, or shall cause to be provided, to the Administrative Agent, as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ended January 31, 2013), a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with SEC guidelines and GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and such consolidating statements to be certified by the chief executive officer or chief financial officer of the Borrower, to the effect that (i) such statements fairly present, in all material respects, the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with SEC guidelines and GAAP and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, and (ii) there were no material contingent obligations, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses of the Borrower and its Subsidiaries, except as disclosed therein and adequate reserves for such items have been made in accordance with SEC guidelines and GAAP;

(b)                                 Quarterly Financials.  The Borrower shall provide, or shall cause to be provided, to the Administrative Agent, as soon as available, but in any event within 45 days after the end of each fiscal quarter of each fiscal year of the Borrower (commencing with the fiscal quarter ending July 31, 2014), (i) consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated and consolidating statements of income or operations, shareholder’s equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by the chief executive officer or the chief financial officer of the Borrower as (A) fairly presenting, in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with SEC guidelines and GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, and (B) showing that there were no material contingent obligations, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses of the Borrower and its Subsidiaries, except as disclosed therein and adequate reserves for such items have been made in accordance with SEC guidelines and GAAP, and (ii) a copy of the management discussion and analysis with respect to such financial statements;

Documents required to be delivered pursuant to Section 5.2(a) or (b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (1) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet at www.trianglepetroleum.com or (2) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that:  (i) upon request, the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and, upon request, each Lender (by telecopier or electronic mail) of the posting of any such documents and, upon request, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

(c)                                  Oil and Gas Reserve Reports.  The Borrower shall provide, or shall cause to be provided, to the Administrative Agent:

(i)                                     As soon as available but in any event on or before July 1, 2014, an Internal Engineering Report dated effective as of June 1, 2014;

(ii)                                  As soon as available but in any event on or before October 1 of each year, an Internal Engineering Report dated effective as of the immediately preceding September 1st;

(iii)                               [Reserved];

(iv)                              As soon as available but in any event on or before April 1 of each year an Independent Engineering Report dated effective as of the immediately preceding March 1st;

(v)                                 Such other information as may be reasonably requested by the Administrative Agent or any Lender with respect to the Oil and Gas Properties included or to be included in the Borrowing Base;

(vi)                              With the delivery of each Engineering Report, a certificate from a Responsible Officer (a “Borrowing Base Certificate”) of the Borrower certifying that, to the best of his knowledge and in all material respects:  (A) the information contained in the Engineering Report and any other information delivered in connection therewith is true and correct, (B) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take-or-pay or other prepayments with respect to its Oil and Gas Properties evaluated in such Engineering Report which would require the Borrower or any of its Subsidiaries to deliver Hydrocarbons produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (C) none of its Oil and Gas Properties have been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which certificate shall list all of its Oil and Gas Properties sold and in such detail as reasonably required by the Required Lenders, (D) attached to the certificate is a list of its Oil and Gas Properties added to and deleted from the immediately prior Engineering Report and a list showing any change in working interest or net revenue interest in its Oil and Gas Properties occurring and the reason for such change, (E) attached to the certificate is a list of all Persons disbursing proceeds to the Borrower or to its Subsidiary, as applicable, from its Oil and Gas Properties, (F) except as set forth on a schedule attached to the certificate, all of the Oil and Gas Properties evaluated by such Engineering Report are pledged as Collateral for the Obligations, (G) attached to the certificate is a quarterly cash flow budget for the four quarters following the delivery of such certificate setting forth the Borrower’s projections for production volumes, revenues, expenses, taxes and budgeted capital expenditures during such period, and (H) attached to the certificate is a list of any real property other than Oil and Gas Properties acquired since the delivery of the previous Engineering Report which is either (i) material to the operations of the Credit Parties, or (ii) has a fair market value in excess of $2,000,000.

(d)                                 Production and Hedging Reports.  As soon as available and in any event within 45 days after the end of each quarter, commencing with the quarter ending July 31, 2014, a report certified by the chief executive officer or chief financial officer of the Borrower in form and substance satisfactory to the Administrative Agent prepared by the Borrower (i) covering each of the Oil and Gas Properties of the Borrower and its Subsidiaries and detailing on a quarterly basis (A) the production, revenue, and price information and associated operating expenses for each such quarter, (B) any changes to any producing reservoir, production equipment, or producing well during each such quarter, which changes could reasonably be expected to cause a Material Adverse Change, and (C) any sales of the Borrower’s or any Subsidiaries’ Oil and Gas Properties during each such quarter, (ii) setting forth a true and complete list of all Hedging Arrangements of the Borrower and its Subsidiaries and detailing the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied), and the counterparty to each such agreement; provided that, such required listing shall, in no event, be construed as permitting such credit supports which are not permitted under the terms of this Agreement; and (iii) certifying the Borrower’s compliance with Section 5.13 hereof;

(e)                                  Compliance Certificate.  Concurrently with the delivery of the financial statements referred to in Section 5.2(a) and (b) above, the Borrower shall provide to the Administrative Agent a duly completed Compliance Certificate signed by the chief executive officer or chief financial officer of the Borrower, commencing with the fiscal year ended January 31, 2014.

(f)                                   Annual Budget.  As soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, the Borrower shall provide to the Administrative Agent an annual operating, capital and cash flow budget for the immediately following fiscal year and detailed on a quarterly basis;

(g)                                  Defaults.  The Credit Parties shall provide to the Administrative Agent promptly, but in any event within five Business Days after the occurrence thereof, a notice of (i) each Default or Event of Default known to the Responsible Officer of the Borrower or to any of its Subsidiaries and (ii) any “default” or “Event of Default” under the First Lien Credit Agreement, together in each case with a statement of a Responsible Officer of the Borrower setting forth the details of such Default or Event of Default and the actions which the Credit Parties have taken and proposes to take with respect thereto;

(h)                                 Other Creditors.  The Credit Parties shall provide to the Administrative Agent promptly after the giving or receipt thereof, copies of any default notices given or received by the Borrower or by any of its Subsidiaries pursuant to the terms of any indenture, loan agreement, credit agreement, or similar agreement, including any notice of cancellation or similar notice under the RockPile Agreement, whether or not a formal notice default, all demands or material notices in connection with the First Lien Credit Agreement either received by Borrower or on its behalf and promptly after the furnishing thereof, copies of any certificate, statement, report or notice furnished to any Person (other than routine communications and notices, such as borrowing requests) pursuant to the First Lien Credit Agreement and not otherwise required to be furnished to Administrative Agent or Lenders pursuant to any other provision of the Loan Documents;

(i)                                     Litigation.  The Credit Parties shall provide to the Administrative Agent promptly after the commencement thereof, and in any event no later than 5 days after, notice of all actions, suits, and proceedings before any Governmental Authority, affecting the Borrower or any of its Subsidiaries or any of their respective assets that has a claim for damages in excess of $1,000,000 or that could otherwise result in a cost, expense or loss to the Borrower or any of its Subsidiaries in excess of $1,000,000;

(j)                                    Environmental Notices.  Promptly upon, and in any event no later than 5 days after, the receipt thereof, or the acquisition of knowledge thereof, by any Credit Party, the Credit Parties shall provide the Administrative Agent with a copy of any form of request, claim, complaint, order, notice, summons or citation received from any Governmental Authority or any other Person, (i) concerning violations or alleged violations of Environmental Laws, which seeks to impose liability therefore in excess of $1,000,000, (ii) concerning any action or omission on the part of any of the Credit Parties or any of their former Subsidiaries in connection with Hazardous Waste or Hazardous Substances which could reasonably result in the imposition of liability in excess of $1,000,000 or requiring that action be taken to respond to or clean up a Release of Hazardous Substances or Hazardous Waste into the environment and such action or clean-up could reasonably be expected to exceed $1,000,000, including without limitation any information request related to, or notice of, potential responsibility under CERCLA, or (iii) concerning the filing of a Lien upon, against or in connection with the Borrower, any Subsidiary, or any of their respective former Subsidiaries, or any of their material leased or owned Property, wherever located;

(k)                                 Material Adverse Changes.  The Credit Parties shall provide to the Administrative Agent prompt written notice of any event, development or circumstance that has had or would reasonably be expected to give rise to a Material Adverse Change;

(l)                                     Termination Events.  As soon as possible and in any event (i) within 30 days after the Borrower or any member of the Controlled Group knows or has reason to know that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred, and (ii) within 10 days after the Borrower or any member of the Controlled Group knows or has reason to know that any other Termination Event with respect to any Plan has occurred, the Credit Parties shall provide to the Administrative Agent a statement of an authorized officer of the Borrower describing such Termination Event and the action, if any, which the Borrower or any Affiliate of the Borrower proposes to take with respect thereto;

(m)                             Termination of Plans.  Promptly and in any event within 10 Business Days after receipt thereof by the Borrower or any member of the Controlled Group from the PBGC, the Credit Parties shall provide to the Administrative Agent copies of each notice received by the Borrower or any such member of the Controlled Group of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan;

(n)                                 Other ERISA Notices.  Promptly and in any event within 10 Business Days after receipt thereof by the Borrower or any member of the Controlled Group from a Multiemployer Plan sponsor, the Credit Parties shall provide to the Administrative Agent a copy of each notice received by the Borrower or any member of the Controlled Group concerning the imposition or amount of withdrawal liability imposed on the Borrower or any member of the Controlled Group pursuant to Section 4202 of ERISA;

(o)                                 Other Governmental Notices.  Promptly and in any event within five Business Days after receipt thereof by a Credit Party, the Credit Parties shall provide to the Administrative Agent a copy of any notice, summons, citation, or proceeding seeking to modify in any material respect, revoke, or suspend any material contract, license, permit, or agreement with any Governmental Authority;

(p)                                 Disputes; etc.  The Credit Parties shall provide to the Administrative Agent prompt written notice of (i) any claims, legal or arbitration proceedings, proceedings before any Governmental Authority, or disputes, or to the knowledge of any Credit Party, any such actions threatened, or affecting the Borrower or any Subsidiary, which, if adversely determined, could reasonably be expected to cause a Material Adverse Change, or any material labor controversy of which a Credit Party has knowledge resulting in or reasonably considered to be likely to result in a strike against the Borrower or any Subsidiary, and (ii) any claim, judgment, Lien or other encumbrance (other than a Permitted Lien) affecting any Property of the Borrower or any Subsidiary, if the value of the claim, judgment, Lien, or other encumbrance affecting such Property shall exceed $1,000,000;

(q)                                 Management Letters; Other Accounting Reports.  Promptly upon receipt thereof, a copy of each other report or letter submitted to the Borrower or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower and its Subsidiaries, and a copy of any response by the Borrower or any Subsidiary of the Borrower, or the board of directors or managers (or other applicable governing body) of the Borrower or any Subsidiary of the Borrower, to such letter;

(r)                                    Certificate of Financial Officer — Asset Coverage.  On or before the tenth (10th) Business Day after each Asset Coverage Test Date, a certificate of a financial officer of the Borrower in the form set forth in Exhibit K setting forth, as of such Asset Coverage Test Date, a calculation in reasonable detail of the Asset Coverage Ratio as of such Asset Coverage Test Date;

(s)                                   In the event that the Borrower or any Subsidiary intends to grant any Lien on any Property to secure any First Lien Indebtedness, the Borrower will and will cause the Subsidiary to, concurrently grant to the Administrative Agent to secure the Obligations a second Lien on the same Property pursuant to Security Documents in form and substance satisfactory to the Administrative Agent to the extent a second Lien has not already been granted to the Administrative Agent on such Property.  In connection therewith, the Borrower shall, or shall cause the Subsidiaries to, execute and deliver such other additional security documents, closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.  The Borrower will cause any Subsidiary guaranteeing any First Lien Indebtedness to contemporaneously guarantee the Obligations pursuant to a guaranty satisfactory to the Administrative Agent;

(t)                                    Notices Delivered Under the First Lien Credit Agreement.  Concurrently with the delivery of any notice, certificate or other information or documents to the First Lien Agent or the First Lien Lenders pursuant to the First Lien Loan Documents, the Borrower shall provide a copy of such notice or other information to the Administrative Agent; and

(u)                                 Other Information.  Promptly upon request, the Credit Parties shall provide to the Administrative Agent such other information respecting the business, operations, or Property of the Borrower or any Subsidiary, financial or otherwise, as any Lender through the Administrative Agent may reasonably request.

Section 5.3                                    Insurance.

(a)                                 Each Credit Party shall, and shall cause each of its Subsidiaries to, carry and maintain all such other insurance in such amounts and against such risks as is customarily maintained by other Persons of similar size engaged in similar businesses and acceptable to the Administrative Agent and with reputable insurers acceptable to the Administrative Agent.

(b)                                 Copies of all policies of insurance or certificates thereof covering the property or business of the Credit Parties, and endorsements and renewals thereof, certified as true and correct copies of such documents by a Responsible Officer of the Borrower shall be delivered by Borrower to and retained by the Administrative Agent.  All policies of property insurance with respect to the Collateral either shall have attached thereto a lender’s loss payable endorsement in favor of the Administrative Agent for its benefit and the ratable benefit of the Secured Parties or name the Administrative Agent as loss payee for its benefit and the ratable benefit of the Secured Parties, in either case, in form reasonably satisfactory to the Administrative Agent, and all policies of liability insurance shall name the Administrative Agent for its benefit and the ratable benefit of the Secured Parties as an additional insured.  All policies or certificates of insurance shall set forth the coverage, the limits of liability, the name of the carrier, the policy number, and the period of coverage.  All such policies shall contain a provision that notwithstanding any contrary agreements between the Borrower, its Subsidiaries, and the applicable insurance company, such policies will not be canceled or allowed to lapse without renewal without at least 30 days’ (or such shorter period as may be accepted by the Administrative Agent) prior written notice to the Administrative Agent.

(c)                                  If at any time the area in which any improved real property constituting Collateral is located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), the Borrower shall, and shall cause each of its Subsidiaries to, obtain flood insurance in such total amount as required by Regulation H of the Federal Reserve Board, as from time to time in effect and all official rulings and interpretations thereunder or thereof, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time.

(d)                                 Notwithstanding Section 2.5(c)(ii) of this Agreement and subject to the provisions of the Intercreditor Agreement, after the occurrence and during the continuance of an Event of Default, all proceeds of insurance, including any casualty insurance proceeds, property insurance proceeds, proceeds from actions, and any other proceeds, shall be paid directly to the Administrative Agent and if necessary, assigned to the Administrative Agent, to be applied in accordance with Section 7.6 of this Agreement, whether or not the Secured Obligations are then due and payable.

(e)                                  In the event that any insurance proceeds are paid to any Credit Party in violation of clause (d), such Credit Party shall hold the proceeds in trust for the Administrative Agent, segregate the proceeds from the other funds of such Credit Party, and subject to the provisions of the Intercreditor Agreement promptly pay the proceeds to the Administrative Agent with any necessary endorsement.  Upon the request of the Administrative Agent, each of the Borrower and its Subsidiaries shall execute and deliver to the Administrative Agent any additional assignments and other documents as may be necessary or desirable to enable the Administrative Agent to directly collect the proceeds as set forth herein.

Section 5.4                                    Compliance with Laws.  Each Credit Party shall, and shall cause each of its Subsidiaries to, comply with all federal, state, and local laws and regulations (including Environmental Laws) which are applicable to the operations and Property of any Credit Party and maintain all related permits necessary for the ownership and operation of each Credit Party’s Property and business, except in any case where the failure to so comply could not reasonably be expected to result in a Material Adverse Change. Without limitation of the foregoing, the Borrower shall, and shall cause each of its Subsidiaries to, (a) maintain and possess all authorizations, Permits, licenses, trademarks, trade names, rights and copyrights which are necessary to the conduct of its business, except where the failure to so comply could not reasonably be expected to result in a Material Adverse Change, and (b) obtain, as soon as practicable, all consents or approvals required from any states of the United States (or other Governmental Authorities) necessary to grant the Administrative Agent an Acceptable Security Interest in at least 80% by value (or if an Event of Default exists and is continuing, 100% by value) of the Proven reserves attributable to the Borrower’s and its Subsidiaries’ Oil and Gas Properties.

Section 5.5                                    Taxes.  Each Credit Party shall, and shall cause each of its Subsidiaries to pay and discharge all material taxes, assessments, and other charges and claims related thereto imposed on the Borrower or any of its Subsidiaries prior to the date on which penalties attach other than any tax, assessment, charge, or claims which is being contested in good faith and for which adequate reserves have been established in compliance with GAAP.

Section 5.6                                    New Subsidiaries.  The Borrower shall deliver to the Administrative Agent each of the items set forth in Part A of Schedule III attached hereto with respect to each Subsidiary of the Borrower created after the Closing Date and within the time requirements set forth in Schedule III.

Section 5.7                                    Agreement to Pledge; Security.  Each Credit Party agrees that at all times before the termination of this Agreement, payment in full of the Obligations, the Administrative Agent shall have an Acceptable Security Interest in the Collateral to secure the performance and payment of the Secured Obligations.  Each Credit Party shall, and shall cause each of its Subsidiaries to, grant to the Administrative Agent a Lien in any Property of such Credit Party or such Subsidiary now owned or hereafter acquired (other than owned or leased real property unless otherwise requested by the Administrative Agent) promptly and to take such actions as may be required under the Security Documents to ensure that the Administrative Agent has an Acceptable Security Interest in such Property; provided that so long as no Default or Event of Default has occurred and is continuing, the Administrative Agent shall not be permitted to request or the Borrower be required to grant an Acceptable Security Interest in any Oil and Gas Properties that exceeds 80% by value of all of the Credit Parties’ Proven Reserves.  Notwithstanding the foregoing, the Borrower shall, and shall cause each Subsidiary to take such actions, including execution and delivery of any Security Documents necessary to create, perfect and maintain an Acceptable Security Interest in favor of the Administrative Agent in 100% of Equity Interests issued by any Subsidiaries which are owned by the Borrower or any Subsidiary.

Section 5.8                                    [Reserved]

Section 5.9                                    Records; Inspection.  Each Credit Party shall, and shall cause each of its Subsidiaries to maintain proper, complete and consistent books of record with respect to such Person’s operations, affairs, and financial condition.  From time to time upon reasonable prior notice, each Credit Party shall permit any Lender and shall cause each of its Subsidiaries to permit any Lender, at such reasonable times and intervals and to a reasonable extent and under the reasonable guidance of officers of or employees delegated by officers of such Credit Party or such Subsidiary, to, subject to any applicable confidentiality considerations, examine and copy the books and records of such Credit Party or such Subsidiary, to visit and inspect the Property of such Credit Party or such Subsidiary, and to discuss the business operations and Property of such Credit Party or such Subsidiary with the officers and directors thereof.

Section 5.10                             Maintenance of Property.  Each Credit Party shall, and shall cause each of its Subsidiaries to, maintain their owned, leased, or operated Property in good condition and repair, normal wear and tear excepted; and shall abstain from, cause each of its Subsidiaries to abstain from, and conduct due diligence with respect to any Properties to be acquired to confirm that the seller has abstained from, knowingly or willfully permitting the commission of waste or other injury, destruction, or loss of natural resources, or the occurrence of pollution, contamination, or any other condition in, on or about the owned or operated Property involving the Environment that could reasonably be expected to result in Response activities and that could reasonably be expected to cause a Material Adverse Change.

Section 5.11                             Title Evidence and Opinions.  The Borrower shall from time to time upon the reasonable request of the Administrative Agent, take such actions and execute and deliver such documents and instruments as the Administrative Agent shall require to ensure that the Administrative Agent shall, at all times, have received satisfactory title evidence, which title evidence shall be in form and substance acceptable to the Administrative Agent in its sole reasonable discretion and shall include information regarding the before payout and after payout ownership interests held by the Borrower and the Borrower’s Subsidiaries, for all wells located on the Oil and Gas Properties, covering at least 80% of the present value of the Proven Reserves of the Borrower and its Subsidiaries as determined by the Administrative Agent.

Section 5.12                             Further Assurances; Cure of Title Defects.  The Borrower shall, and shall cause each Subsidiary to, cure promptly any defects in the creation and issuance of the Notes and the execution and delivery of the Security Documents, this Agreement and the other Credit Documents.  The Borrower hereby authorizes the Administrative Agent to file any financing statements without the signature of the Borrower or such Subsidiary, as applicable, to the extent permitted by applicable law in order to perfect or maintain the perfection of any security interest granted under any of the Credit Documents.  The Borrower at its expense will, and will cause each Subsidiary to, promptly execute and deliver to the Administrative Agent upon request all such other documents, agreements and instruments to comply with or accomplish the covenants and agreements of the Borrower or any Subsidiary, as the case may be, in the Security Documents and this Agreement, or to further evidence and more fully describe the collateral intended as security for the Obligations, or to correct any omissions in the Security Documents, or to state more fully the security obligations set out herein or in any of the Security Documents, or to perfect, protect or preserve any Liens created pursuant to any of the Security Documents, or to make any recordings, to file any notices or obtain any consents, all as may be necessary or appropriate in connection therewith or to enable the Administrative Agent to exercise and enforce its rights and remedies with respect to any Collateral.  Within 30 days after (a) a request by the Administrative Agent or the Lenders to cure any title defects or exceptions which are not Permitted Liens raised by such information or (b) a notice by the Administrative Agent that the Borrower has failed to comply with Section 5.11 above, the Borrower shall (i) cure such title defects or exceptions which are not Permitted Liens or substitute acceptable Oil and Gas Properties with no title defects or exceptions except for Permitted Liens covering Collateral of an equivalent value and (ii) deliver to the Administrative Agent satisfactory title evidence (including supplemental or new title opinions meeting the foregoing requirements) in form and substance acceptable to the Administrative Agent in its reasonable business judgment as to the Borrower’s and its Subsidiaries’ ownership of such Oil and Gas Properties and the Administrative Agent’s Liens and security interests therein as are required to maintain compliance with Section 5.11.

Section 5.13                             Leases; Development and Maintenance.  The Borrower shall, and shall cause its Subsidiaries to, (a) pay and discharge promptly, or cause to be paid and discharged promptly, all rentals, delay rentals, royalties, overriding royalties, payments out of production and other indebtedness or obligations accruing under, and perform or cause to be performed each and every act, matter or thing required by each and all of, the oil and gas leases and all other agreements and contracts constituting or affecting the Oil and Gas Properties of the Borrower and its Subsidiaries (except where the amount thereof is being contested in good faith by appropriate proceedings), (b) do all other things necessary to keep unimpaired its rights thereunder and prevent any forfeiture thereof or default thereunder, and operate or cause to be operated such Properties as a prudent operator would in accordance with industry standard practices and in compliance with all applicable proration and conservation Legal Requirements and any other Legal Requirements of every Governmental Authority, whether state, federal, municipal or other jurisdiction, from time to time constituted to regulate the development and operations of oil and gas properties and the production and sale of oil, gas and other Hydrocarbons therefrom, and (c) maintain (or cause to be maintained) the Leases, wells, units and acreage to which the Oil and Gas Properties of the Borrower and its Subsidiaries pertain in a prudent manner consistent with industry standard practices.

ARTICLE 6
NEGATIVE COVENANTS

So long as any Obligation shall remain outstanding, each Credit Party agrees to comply with the following covenants.

Section 6.1                                    Debt.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, create, assume, incur, suffer to exist, or in any manner become liable, directly, indirectly, or contingently in respect of, any Debt other than the following (collectively, the “Permitted Debt”):

(a)                                 the Obligations;

(b)                                 intercompany Debt incurred in the ordinary course of business owed by any Credit Party to any other Credit Party; provided that, if applicable, such Debt as an investment is also permitted in Section 6.3;

(c)                                  Debt consisting of sureties or bonds provided to any Governmental Authority or other Person and assuring payment of contingent liabilities of a Credit Party in connection with the operation of its Oil and Gas Properties, including with respect to plugging, facility removal and abandonment of its Oil and Gas Properties;

(d)                                 purchase money indebtedness or Capital Leases in an aggregate principal amount not to exceed $2,000,000 at any time; provided no Credit Party may enter into additional indebtedness of the type described in this clause (d) if a Default is continuing or entering into the additional indebtedness could reasonably be expected to cause a Default;

(e)                                  Hedging Arrangements to the extent not prohibited under Section 6.15;

(f)                                   Debt in the form of (i) accounts payable to trade creditors for goods or services, (ii) payment obligations to a Banking Services Provider under commercial cards to the extent that such payment obligations arise in connection with the payment by such Banking Services Provider of accounts payable to trade creditors of the Credit Parties for goods or services and (iii) current operating liabilities (other than for borrowed money) which in each case is not more than 90 days past due, in each case incurred in the ordinary course of business, as presently conducted, unless contested in good faith by appropriate proceedings and adequate reserves for such items have been made in accordance with GAAP.;

(g)                                  Debt consisting of take-or-pay obligations under the RockPile Agreement; provided that the RockPile Agreement shall not be amended in any way that adversely affects the Borrower, including (i) to increase the amount due to RockPile upon a cancellation of the RockPile Agreement by the Borrower or (ii) to extend the tenor of the RockPile Agreement;

(h)                                 Debt consisting of take-or-pay obligations under the Caliber Agreements; provided that the Caliber Agreements shall not be amended in any way that adversely affects the Borrower, including increasing any amounts owed by the Borrower thereunder or any extension of the term thereunder;

(i)                                     Debt consisting of senior unsecured notes issuances (the “Permitted Notes”); provided that:

(i)                                     the Borrower is in pro forma compliance with Sections 6.16 of the First Lien Credit Agreement as in effect on the date hereof, Section 6.17 hereof and Section 6.21 hereof after giving effect to any such issuance;

(ii)                                  such Debt is not secured by any Lien;

(iii)                               no principal amount of such Debt matures earlier than six months after the Maturity Date;

(iv)                              no Default or Event of Default is occurring at the time of, or would occur as a result of, any such issuance;

(v)                                 the agreement or indenture governing any such Debt shall have covenants and restrictions that are no more restrictive than those set forth in the Credit Documents;

(vi)                              the agreement or indenture governing any such debt shall not have any restriction on the ability of the Borrower or any of its Subsidiaries to guarantee the Secured Obligations or to pledge assets as Collateral for the Secured Obligations; and

(vii)                           upon the issuance of any such Debt, the Borrower shall make a mandatory prepayment on the Advances in an amount equal to the lesser of the then outstanding Advances or the amount of the net proceeds received in respect of such Debt;

(j)                                    unsecured Debt not otherwise permitted under the preceding provisions of this Section 6.1; provided that, the aggregate principal amount thereof shall not exceed $1,000,000 at any time; and

(k)                                 Debt under the First Lien Credit Agreement to the extent permitted under the Intercreditor Agreement.

Section 6.2                                    Liens.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, create, assume, incur, or suffer to exist any Lien on the Property of any Credit Party or any Subsidiary, whether now owned or hereafter acquired, or assign any right to receive any income, other than the following (collectively, the “Permitted Liens”):

(a)                                 Liens securing the Secured Obligations pursuant to the Security Documents;

(b)                                 Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens, and other similar liens arising in the ordinary course of business securing obligations which are not overdue for a period of more than 30 days or are being contested in good faith by appropriate procedures or proceedings and for which adequate reserves have been established;

(c)                                  Liens for taxes, assessment, or other governmental charges which are not yet due and payable or which are being actively contested in good faith by appropriate proceedings and adequate reserves for such items have been made in accordance with GAAP;

(d)                                 Liens securing purchase money debt or Capital Lease obligations permitted under Section 6.1(d); provided that each such Lien encumbers only the Property purchased in connection with the creation of any such purchase money debt or the subject of any such Capital Lease, and all proceeds thereof (including insurance proceeds), and the amount secured thereby is not increased;

(e)                                  encumbrances consisting of minor easements, zoning restrictions, or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of any Credit Party to use such assets in its business, and none of which is violated in any material aspect by existing or proposed structures or land use;

(f)                                   judgment and attachment Liens not giving rise to an Event of Default, provided that (i) any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and (ii) no action to enforce such Lien has been commenced;

(g)                                  Liens in favor a banking institution arising by operation of law encumbering deposits in accounts that are not subject to Account Control Agreements and that are not required to be subject to Account Control Agreements in accordance with the terms hereof held by such banking institution incurred in the ordinary course of business and which are within the general parameters customary in the banking industry;

(h)                                 Liens arising under operating agreements, unitization and pooling agreements and orders, farmout agreements, gas balancing agreements, and other agreements, in each case that are customary in the oil, gas and mineral production business and that are entered into by any Credit Party in the ordinary course of business provided that (i) such Liens are taken into account in computing the net revenue interests and working interests of the Borrower or any of its Subsidiaries warranted in the Security Documents or this Agreement, (ii) such Liens do not secure borrowed money, (iii) such Liens secure amounts that are not yet due or are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor and (iv) such Liens are limited to the assets that are the subject of such agreements;

(i)                                     royalties, overriding royalties, net profits interests, production payments, reversionary interests, calls on production, preferential purchase rights and other burdens on or deductions from the proceeds of production, that do not secure Debt for borrowed money and that are taken into account in computing the net revenue interests and working interests of the Credit Parties warranted in the Security Documents or in this Agreement; and

(j)                                    Liens that secure the First Lien Loan Documents, to the extent permitted by the Intercreditor Agreement.

Section 6.3                                    Investments.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, make or hold any direct or indirect investment in any Person, including capital contributions to the Person, investments in or the acquisition of the debt or equity securities of the Person, or any loans, guaranties, trade credit, or other extensions of credit to any Person, other than the following (collectively, the “Permitted Investments”):

(a)                                 investments in the form of trade credit to customers of a Credit Party arising in the ordinary course of business and represented by accounts from such customers;

(b)                                 Liquid Investments;

(c)                                  loans, advances and equity contributions by a Credit Party to any other Credit Party;

(d)                                 creation of any additional Subsidiaries domiciled in the U.S. in compliance with Section 5.6 and Schedule III; and

(e)                                  investments (i) in direct ownership interests in additional Oil and Gas Properties and gas gathering systems related thereto or (ii) related to farm-out, farm-in, joint operating, joint venture or area of mutual interest agreements, gathering systems, pipelines or other similar arrangements which are usual and customary in the oil and gas exploration and production business located within the geographic boundaries of the United States of America; provided that if requested by the Administrative Agent, such assets are pledged as Collateral pursuant to Section 5.7.

Section 6.4                                    Acquisitions.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, make any Acquisition (other than any action that would otherwise be permitted by Section 6.3 to the extent such action constitutes an Acquisition) without the consent of the Required Lenders.

Section 6.5                                    Agreements Restricting Liens.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, create, incur, assume or permit to exist any contract, agreement or understanding (other than (i) this Agreement, the Security Documents, (ii) agreements governing Debt permitted by Sections 6.1(d) to the extent such restrictions govern only the asset financed pursuant to such Debt, (iii) any prohibition or limitation that exists pursuant to applicable requirements of a Governmental Authority, and (iv) the First Lien Loan Documents) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property, whether now owned or hereafter acquired, to secure the Secured Obligations or restricts any Subsidiary from paying Restricted Payments to the Borrower, or which requires the consent of or notice to other Persons in connection therewith.

Section 6.6                                    Use of Proceeds.  No Credit Party shall, nor shall it permit any of its Subsidiaries to: use the proceeds of the Advances for any purposes other than (i) working capital purposes of any Credit Party, (ii) capital expenditures of any Credit Party, or (iii) other general corporate purposes of any Credit Party.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, use any part of the proceeds of Advances for any purpose which violates, or is inconsistent with, Regulations T, U, or X.

Section 6.7                                    Corporate Actions; Accounting Changes.

(a)                                 No Credit Party shall, nor shall it permit any of its Subsidiaries to, merge or consolidate with or into any other Person, except that the Borrower may merge with any of its wholly-owned Subsidiaries, and any Credit Party may merge or be consolidated with or into any other Credit Party; provided that (i) in any merger involving the Borrower, the Borrower shall be the surviving entity, and (ii) at the time of any such merger or consolidation and immediately after giving effect thereto, no Default, Event of Default or Borrowing Base Deficiency shall have occurred and the Administrative Agent shall continue to have an Acceptable Security Interest in the Collateral.

(b)                                 No Credit Party shall, nor shall it permit any of its Subsidiaries to, (i) without 30 days prior written notice to the Administrative Agent, change its name, change its state of incorporation, formation or organization, change its organizational identification number or reorganize in another jurisdiction, (ii) create or suffer to exist any Subsidiary not existing on the date of this Agreement, provided that, the Borrower may create or acquire a new Subsidiary if the Credit Parties and such new Subsidiary complies with Section 5.6 and Schedule III, and such transactions otherwise comply with the terms of this Agreement, (iii) sell or otherwise dispose of any of its ownership interest in any of its Subsidiaries, or in any manner rearrange its business structure as it exists on the date of this Agreement (except as would be permitted by Section 6.7(a) or Section 6.8), (iv) without prior written notice to, and prior consent of, the Administrative Agent, amend, supplement, modify or restate its articles or certificate of incorporation or formation, limited partnership agreement, bylaws, limited liability company agreements, or other equivalent organizational documents, or (v) change its method of accounting employed in the preparation of the financial statements referred to in Section 4.4 or change the fiscal year end of the Borrower unless required to conform to GAAP or approved in writing by the Administrative Agent.

Section 6.8                                    Sale of Assets.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, sell, convey, or otherwise transfer any of its Property (including, without limitation, any working interest, overriding royalty interest, production payments, net profits interest, royalty interest, or mineral fee interest) other than, so long as no Default exists or would result therefrom:

(i)                                     the sale of Hydrocarbons or Liquid Investments in the ordinary course of business,

(ii)                                  Asset Sales of equipment that is (A) obsolete, worn out or uneconomic and disposed of in the ordinary course of business, (B) no longer necessary for the business of such Person or (C) contemporaneously replaced by equipment of at least comparable value and use,

(iii)                               Asset Sales of Property between or among Credit Parties;

(iv)                              Asset Sales of Oil and Gas Properties which are not attributable to Proven Reserves and which is not Collateral or which is not otherwise required pursuant to the terms of this Agreement to be Collateral;

(v)                                 subject to the provisions of the last paragraph of this Section 6.8, the Asset Sale of Oil and Gas Properties which are attributable to Proven Reserves; provided that, (A) the consideration received by the Credit Party in respect of such Asset Sale shall be cash, cash equivalents, or shall be attributable to Oil and Gas Properties classified as Proven Reserves, (B) the consideration received in respect of such Asset Sale shall be equal to or greater than the fair market value of such Oil and Gas Properties, interest therein or Subsidiary subject of such Asset Sale (as reasonably determined by the board of directors or the equivalent governing body of the Borrower and, if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying to that effect) and (C) if any such Asset Sale is of a Subsidiary owning Oil and Gas Properties, such Asset Sale shall include all the Equity Interests of such Subsidiary;

(vi)                              subject to the provisions of the last paragraph of this Section 6.8, the Asset Sale of Hedging Arrangements; provided that, (A) 100% of the consideration received in respect of such Asset Sale shall be cash or cash equivalents or other Hedging Arrangements, (B) the consideration received in respect of such Asset Sale shall be equal to or greater than the fair market value of such Hedging Arrangements; and

(vii)                           Asset Sales of other Property (other than Oil and Gas Properties or Hedging Arrangements) not to exceed $1,000,000 during any fiscal year.

Notwithstanding the foregoing, the Borrower will not, and will not permit any other Credit Party to, consummate any Material Disposition if after giving effect to such material Disposition, the Borrower would not be in pro forma compliance with Section 6.21.

Section 6.9                                    Restricted Payments.  No Credit Party shall make, nor shall it permit any of its Subsidiaries to make any Restricted Payments except that (a) so long as no Default, Event of Default or Borrowing Base Deficiency exists or would result therefrom (i) the Subsidiaries of the Borrower may make Restricted Payments to the Borrower or any other Credit Party that is a Subsidiary of the Borrower, and (ii) the Credit Parties may make Restricted Payments in respect of subordinated Debt permitted pursuant to Section 6.1(b) or (h) and (b) the Borrower and any Subsidiary may pay any management fee or similar fee to any Affiliate of the Borrower or its Subsidiaries pursuant to the Management Agreement; provided that any amendments, modifications, or side letters with respect to the Management Agreement after the Closing Date are acceptable to the Administrative Agent.

Section 6.10                             Affiliate Transactions.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of transactions (including, but not limited to, the purchase, sale, lease or exchange of Property, the making of any investment, the giving of any guaranty, the assumption of any obligation or the rendering of any service) with any of its Affiliates which are not Credit Parties unless such transaction or series of transactions is on terms no less favorable to the Borrower or any Subsidiary, as applicable, than those that could be obtained in a comparable arm’s length transaction with a Person that is not such an Affiliate except the restrictions in this Section 6.10 shall not apply to:  (a) the Restricted Payments permitted under Section 6.9, if any, (b) Investments by a Credit Party in the form of Equity Interests of another Credit Party, and (c) reasonable and customary director, officer and employee compensation (including bonuses), indemnification and other benefits (including retirement, health, stock option and other benefit plans).

Section 6.11                             Line of Business.  No Credit Party shall, and shall not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the Effective Date and businesses reasonably related thereto.

Section 6.12                             Hazardous Materials.  No Credit Party (a) shall, nor shall it permit any of its Subsidiaries to, create, handle, transport, use, or dispose of any Hazardous Substance or Hazardous Waste, except in the ordinary course of its business and except in compliance with Environmental Law other than to the extent that such non-compliance could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change or in any liability to the Lenders or the Administrative Agent, and (b) shall, nor shall it permit any of its Subsidiaries to, release any Hazardous Substance or Hazardous Waste into the environment and shall not permit any Credit Party’s or any Subsidiary’s Property to be subjected to any release of Hazardous Substance or Hazardous Waste, except in compliance with Environmental Law other than to the extent that such non-compliance could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change or in any liability on the Lenders or the Administrative Agent.

Section 6.13                             Compliance with ERISA.  Except for matters that individually or in the aggregate could not reasonably be expected to cause a Material Adverse Change, no Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly:  (a) engage in any transaction in connection with which the Borrower or any Subsidiary could be subjected to either a civil penalty assessed pursuant to section 502(c), (i) or (l) of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code; (b) terminate, or permit any member of the Controlled Group to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability to the Borrower, any Subsidiary or any member of the Controlled Group to the PBGC; (c) fail to make, or permit any member of the Controlled Group to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower, a Subsidiary or member of the Controlled Group is required to pay as contributions thereto; (d) permit to exist, or allow any Subsidiary or any member of the Controlled Group to permit to exist, any accumulated funding deficiency (or unpaid minimum required contribution for plan years after December 31, 2007) within the meaning of Section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan; (e) permit, or allow any member of the Controlled Group to permit, the actuarial present value of the benefit liabilities (as “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA) under any Plan that is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities; (f) contribute to or assume an obligation to contribute to, or permit any member of the Controlled Group to contribute to or assume an obligation to contribute to, any Multiemployer Plan; (g) acquire, or permit any member of the Controlled Group to acquire, an interest in any Person that causes such Person to become a member of the Controlled Group if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (1) any Multiemployer Plan, or (2) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities; (h) incur, or permit any member of the Controlled Group to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA; or (i) contribute to or assume an obligation to contribute to any employee welfare benefit plan, as defined in section 3(1) of ERISA, maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any liability.

Section 6.14                             Sale and Leaseback Transactions.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, sell or transfer to a Person any Property, whether now owned or hereafter acquired, if at the time or thereafter the Borrower or a Subsidiary shall lease as lessee such Property or any part thereof or other Property which the Borrower or a Subsidiary intends to use for substantially the same purpose as the Property sold or transferred.

Section 6.15                             Limitation on Hedging.  No Credit Party shall, nor shall it permit any of its Subsidiaries to enter into or maintain a position in any Hedging Arrangement which,

(a)                                 is for speculative purposes or is for any purpose other than as a part of its normal business operations as a risk management strategy and/or hedge against changes resulting from market conditions related to the Borrower’s or its Subsidiaries’ operations;

(b)                                 is secured (unless such Hedging Arrangement is with a Swap Counterparty as defined in the First Lien Credit Agreement) or obligates any Credit Party to any margin call requirements or otherwise requires the Borrower or any of its Subsidiaries to put up money, assets, letters of credit, or other security or includes any deferred premium payment;

(c)                                  with respect to Hedging Arrangements related to commodities, is longer than 60 months in duration from the date such Hedging Arrangement is entered into;

(d)                                 with respect to Hedging Arrangements related to commodities for the first 36 months following any date of determination:

(i)                                     covers notional volumes in excess of 85% of the anticipated production of gas volumes attributable to Proven Reserves of the Borrower and its Subsidiaries, as reflected in the most recently delivered Engineering Report under Section 5.2(c);

(ii)                                  covers notional volumes in excess of 85% of the anticipated production of natural gas liquids volumes attributable to Proven Reserves of the Borrower and its Subsidiaries, as reflected in the most recently delivered Engineering Report under Section 5.2(c);

(iii)                               covers notional volumes in excess of 85% of the anticipated production of oil volumes attributable to Proven Reserves of the Borrower and its Subsidiaries, as reflected in the most recently delivered Engineering Report under Section 5.2(c);

provided, however, that the foregoing volume limitations shall not apply to put option contracts that are not related to corresponding calls, collars or swaps;

(e)                                  with respect to Hedging Arrangements related to commodities for the 37th through 60th month following any date of determination:

(i)                                     covers notional volumes in excess of the greater of (A) 65% of the anticipated production of gas volumes attributable to Proven Reserves of the Borrower and its Subsidiaries and (B) 90% of the anticipated production of gas volumes attributable to Proved Developed Producing of the Borrower and its Subsidiaries, in each case as reflected in the most recently delivered Engineering Report under Section 5.2(c);

(ii)                                  covers notional volumes in excess of the greater of (A) 65% of the anticipated production of natural gas liquids volumes attributable to Proven Reserves of the Borrower and its Subsidiaries and (B) 90% of the anticipated production of natural gas liquids volumes attributable to Proved Developed Producing Reserves of the Borrower and its Subsidiaries, in each case as reflected in the most recently delivered Engineering Report under Section 5.2(c);

(iii)                               covers notional volumes in excess of the greater of (A) 65% of the anticipated production of oil volumes attributable to Proven Reserves of the Borrower and its Subsidiaries and (B) 90% of the anticipated production of oil volumes attributable to Proved Developed Producing Reserves of the Borrower and its Subsidiaries, in each case as reflected in the most recently delivered Engineering Report under Section 5.2(c);

provided, however, that the foregoing volume limitations shall not apply to put option contracts that are not related to corresponding calls, collars or swaps; or

(f)                                   with respect to Hedging Arrangements related to interest rates:

(i)                                     relates to payment obligations on Debt which is not permitted to be incurred under Section 6.1 above;

(ii)                                  results in the aggregate notional amount of all such Hedging Arrangements exceeding 75% of the anticipated outstanding principal balance of the Debt under this Agreement and the First Lien Credit Agreement;

(iii)                               is with a counterparty or has a guarantor of the obligation of the counterparty who (unless such counterparty is a Lender or one of its Affiliates) at the time the Hedging Arrangement is made is rated lower than A by S & P or A2 by Moody’s;

(iv)                              as to any such Hedging Arrangement covering the Debt incurred under this Agreement, is with a counterparty that is not a Lender or an Affiliate of a Lender; or

(v)                                 has a floating rate index that does not generally match the index used to determine the floating rates of interest on the corresponding Debt to be hedged by such Hedging Arrangement;

provided that, if, as of any Test Date the aggregate notional volumes of all Hedging Arrangements covering natural gas, crude oil or natural gas liquids, respectively, for any month in the fiscal quarter preceding such Test Date exceed the actual volumes of production for the Borrower and its Subsidiaries for such commodity for such month, then Borrower shall (A) furnish to Administrative Agent, no later than 5:00 pm Mountain Time on such Test Date, a statement setting forth in reasonable detail the calculation of such determination and (B) no later than 15 days after such Test Date, (1) furnish to Administrative Agent an updated Engineering Report (the “Updated Report”), (2) terminate, create off-setting positions or otherwise unwind existing Hedging Arrangements such that, at such time, future hedging volumes will otherwise comply with this Section 6.15 on a going forward basis, and (3) furnish to Administrative Agent a certificate executed by a Responsible Officer certifying that as of the date of such certificate the Borrower is in compliance with this Section 6.15.

Section 6.16                             Leverage Ratio.  Borrower shall not permit the Leverage Ratio as of each fiscal quarter end, beginning with the fiscal quarter ending July 31, 2014, to be more than 4.50 to 1.00.

Section 6.17                             Current Ratio.  The Borrower shall not permit the ratio of, as of the last day of each fiscal quarter of the Borrower, beginning with the fiscal quarter ending July 31, 2014, the Borrower’s and its consolidated Subsidiaries’ (a) consolidated current assets to (b) consolidated current liabilities, to be less than 1.00 to 1.00.  For purposes of this calculation (i) “current assets” shall include, as of the date of calculation, the Availability (as defined in the First Lien Credit Agreement but shall exclude any asset representing a valuation account arising from the application of ASC 815, and (ii) “current liabilities” shall exclude, as of the date of calculation, the current portion of long—term Debt existing under this Agreement and any liabilities representing a valuation account arising from the application of ASC 815.

Section 6.18                             Operating Leases.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any lease that constitutes an operating lease under GAAP if the obligations of a Credit Party or such Subsidiary as lessee under such lease would cause its lease payments (excluding payments for taxes, insurance, and other non-rental expenses to the extent not included within the stated amount of the rental payments under such lease) in respect of all such leases entered into by the Credit Parties to exceed $5,000,000 during any fiscal year of the Borrower.

Section 6.19                             Prepayment of Certain Debt and Other Obligations.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt, except (a) the prepayment of the Obligations in accordance with the terms of this Agreement, (b) regularly scheduled or required repayments or redemptions of Permitted Debt and refinancings and refundings of such Permitted Debt so long as such refinancings and refundings would otherwise comply with Section 6.1, and (c) so long as no Event of Default exists or would result therefrom, other prepayments of Permitted Debt not described in the immediately preceding clauses (a) and (b); provided that the foregoing shall not prohibit the payment of First Lien Indebtedness.

Section 6.20                             Gas Imbalances, Take-or-Pay or Other Prepayments.  The Borrower shall not, nor shall it permit any of its Subsidiaries to, allow gas imbalances (other than those imbalances which (a) occur in the normal course of business and (b) do not exceed 2% of the value of the Proven Reserves of the Credit Parties), take-or-pay obligations or prepayments with respect to the Oil and Gas Properties of the Borrower or any Subsidiary which would require the Borrower or any Subsidiary to deliver their respective Hydrocarbons produced on a monthly basis from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

Section 6.21                             Asset Coverage Test.  The Borrower will not permit the Asset Coverage Ratio, as of each fiscal quarter end, to be less than 1.5 to 1.0.

ARTICLE 7
DEFAULT AND REMEDIES

Section 7.1                                    Events of Default.  The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement and any other Credit Document:

(a)                                 Payment Failure.  Any Credit Party (i) fails to pay any principal when due under this Agreement or (ii) fails to pay, within three Business Days of when due, any interest or other amount due under this Agreement or any other Credit Document, including payments of fees, reimbursements, and indemnifications;

(b)                                 False Representation or Warranties.  Any representation or warranty made or deemed to be made by any Credit Party or any officer thereof in this Agreement, in any other Credit Document or in any certificate delivered in connection with this Agreement or any other Credit Document is incorrect, false or otherwise misleading in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) at the time it was made or deemed made;

(c)                                  Breach of Covenant.  (i) Any breach by any Credit Party of any of the covenants in Section 5.1, Section 5.2(g), Section 5.3(a) or Article 6 of this Agreement or the corresponding covenants in any Guaranty or (ii) any breach by any Credit Party of any other covenant contained in this Agreement or any other Credit Document and such breach shall remain unremedied for a period of thirty days following the earlier of (A) the date on which Administrative Agent gave notice of such failure to Borrower and (B) the date any officer of the Borrower or any Subsidiary acquires knowledge of such failure (such grace period to be applicable only in the event such Default can be remedied by corrective action of the Borrower or any Subsidiary);

(d)                                 Guaranties.  Any provisions in the Guaranties shall at any time (before its expiration according to its terms) and for any reason cease to be in full force and effect and valid and binding on the Guarantors party thereto or shall be contested by any party thereto; any Guarantor shall deny it has any liability or obligation under such Guaranties; or any Guarantor shall cease to exist other than as expressly permitted by the terms of this Agreement;

(e)                                  Security Documents.  Any Security Document shall at any time and for any reason cease to create an Acceptable Security Interest in the Property purported to be subject to such agreement in accordance with the terms of such agreement or any material provisions thereof shall cease to be in full force and effect and valid and binding on the Credit Party that is a party thereto or any such Person shall so state in writing (unless released or terminated pursuant to the terms of such Security Document);

(f)                                   Cross-Default.  (i) The Borrower or any Guarantor shall fail to pay any principal of or premium or interest on its Debt which is outstanding in a principal amount of at least $5,000,000 individually or when aggregated with all such Debt of the Borrower and the Subsidiaries so in default (but excluding the Obligations) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; (ii) any other event (other than the failure of the Borrower to comply with Section 6.16 of the First Lien Credit Agreement) shall occur or condition shall exist under any agreement or instrument relating to Debt which is outstanding in a principal amount of at least $5,000,000 individually or when aggregated with all such Debt of the Borrower and the Subsidiaries so in default (other than the Obligations), and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt prior to the stated maturity thereof; or (iii) any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment); provided that, for purposes of this paragraph (f), the “principal amount” of the obligations in respect of Hedging Arrangements at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that would be required to be paid if such Hedging Arrangements were terminated at such time;

(g)                                  Bankruptcy and Insolvency.  (i) Except as permitted under Section 6.7 above, any Credit Party or any Subsidiary of the Borrower shall terminate its existence or dissolve or (ii) any Credit Party or any Subsidiary of the Borrower (A) admits in writing its inability to pay its debts generally as they become due; makes an assignment for the benefit of its creditors; consents to or acquiesces in the appointment of a receiver, liquidator, fiscal agent, or trustee of itself or any of its Property; files a petition under bankruptcy or other laws for the relief of debtors; or consents to any reorganization, arrangement, workout, liquidation, dissolution, or similar relief or (B) shall have had, without its consent: any court enter an order appointing a receiver, liquidator, fiscal agent, or trustee of itself or any of its Property; any petition filed against it seeking reorganization, arrangement, workout, liquidation, dissolution or similar relief under bankruptcy or other laws for the relief of debtors and such petition shall not be dismissed, stayed, or set aside for an aggregate of 60 days, whether or not consecutive;

(h)                                 Settlements; Adverse Judgment.  The Borrower or any of its Subsidiaries enters into a settlement of any claim against any of them when a suit has been filed or suffers final judgments against any of them since the date of this Agreement in an aggregate amount, less any insurance proceeds covering such settlements or judgments which are received or as to which the insurance carriers admit liability, greater than $5,000,000 and, in the case of final judgments, either (i) enforcement proceedings shall have been commenced by any creditor upon such judgments or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgments, by reason of a pending appeal or otherwise, shall not be in effect;

(i)                                     Termination Events.  Any Termination Event with respect to a Plan shall have occurred, and, 30 days after notice thereof shall have been given to the Borrower by the Administrative Agent, such Termination Event shall not have been corrected and shall have created and caused to be continuing a material risk of Plan termination or liability for withdrawal from the Plan as a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), which termination could reasonably be expect to result in a liability of, or liability for withdrawal could reasonably be expected to be, greater than $5,000,000;

(j)                                    Plan Withdrawals.  The Borrower or any member of the Controlled Group as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and such withdrawing employer shall have incurred a withdrawal liability in an annual amount exceeding $5,000,000;

(k)                                 Credit Documents; Lien.  Any material provision of any Credit Document shall for any reason cease to be valid and binding on a Credit Party or any of their respective Subsidiaries or any such Person shall so state in writing or the Administrative Agent shall fail to have an Acceptable Security Interest in Property required to be Collateral under the Credit Documents;

(l)                                     Change in Control.  The occurrence of a Change in Control;

(m)                             First Lien Event of Default.  An “Event of Default” under the First Lien Credit Agreement shall have occurred (other than an Event of Default as a result of the breach of Section 6.16 of the First Lien Credit Agreement); or

(n)                                 Intercreditor Agreement.  Prior to First Priority Obligations Payments Date, the Intercreditor Agreement shall cease to be effective (other than pursuant to the terms provided therein) or otherwise shall cease to be a legal, valid and binding agreement enforceable against the holders of any Debt under the First Lien Credit Agreement in any material respect.

Section 7.2                                    Optional Acceleration of Maturity.  Subject to the Intercreditor Agreement, if any Event of Default shall have occurred and be continuing, then, and in any such event:

(a)                                 the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare that the obligation of each Lender to make Advances shall be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Obligations, the Notes, all interest thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Obligations, the Notes, all such interest, and all such amounts shall become and be forthwith due and payable in full, without presentment, demand, protest or further notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by each of the Credit Parties, and

(b)                                 the Administrative Agent shall at the request of, or may with the consent of, the Required Lenders proceed to enforce its rights and remedies under the Security Documents, the Guaranties, or any other Credit Document for the ratable benefit of the Secured Parties by appropriate proceedings.

Section 7.3                                    Automatic Acceleration of Maturity.  Subject to the Intercreditor Agreement, if any Event of Default pursuant to Section 7.1(g) shall occur:

(a)                                 the obligation of each Lender to make Advances shall immediately and automatically be terminated and the Obligations, the Notes, all interest on the Notes, and all other amounts payable under this Agreement shall immediately and automatically become and be due and payable in full, without presentment, demand, protest or any notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by each of the Credit Parties, and

(b)                                 the Administrative Agent shall at the request of, or may with the consent of, the Required Lenders proceed to enforce its rights and remedies under the Security Documents, the Guaranties, or any other Credit Document for the ratable benefit of the Secured Parties by appropriate proceedings.

Section 7.4                                    Set-off.  Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent, if any, specified by Section 7.2 to authorize the Administrative Agent to declare the Notes and any other amount payable hereunder due and payable pursuant to the provisions of Section 7.2 or the automatic acceleration of the Notes and all amounts payable under this Agreement pursuant to Section 7.3, subject to the Intercreditor Agreement, the Administrative Agent and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent or such Lender to or for the credit or the account of any Credit Party against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, the Notes held by the Administrative Agent or such Lender, and the other Credit Documents, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand under this Agreement, such Note, or such other Credit Documents, and although such obligations may be unmatured.  Each Lender agrees to promptly notify the Borrower after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of the Administrative Agent and each Lender under this Section 7.4 are in addition to any other rights and remedies (including, without limitation, other rights of set-off) which the Administrative Agent or such Lender may have.

Section 7.5                                    Remedies Cumulative, No Waiver.  No right, power, or remedy conferred to any Lender in this Agreement or the Credit Documents, or now or hereafter existing at law, in equity, by statute, or otherwise shall be exclusive, and each such right, power, or remedy shall to the full extent permitted by law be cumulative and in addition to every other such right, power or remedy.  No course of dealing and no delay in exercising any right, power, or remedy conferred to any Lender in this Agreement and the Credit Documents or now or hereafter existing at law, in equity, by statute, or otherwise shall operate as a waiver of or otherwise prejudice any such right, power, or remedy.  Any Lender may cure any Event of Default without waiving the Event of Default.  No notice to or demand upon the Borrower or any other Credit Party shall entitle the Borrower or any other Credit Party to similar notices or demands in the future.

Section 7.6                                    Application of Payments.  Prior to an Event of Default, subject to the Intercreditor Agreement, all payments made hereunder shall be applied by the Administrative Agent as directed by the Borrower, but subject to the terms of this Agreement, including the application of prepayments according to Section 2.5 and Section 2.12.  During the existence of an Event of Default, subject to the Intercreditor Agreement, all payments and collections received by the Administrative Agent (other than as a result of the exercise of remedies against Collateral or against the Borrower or any Subsidiary) shall be applied by the Administrative Agent in its discretion, but subject to the terms of this Agreement, including the application of prepayments according to Section 2.5 and Section 2.12.  During the existence of an Event of Default, subject to the Intercreditor Agreement, all payments and collections received by the Administrative Agent as a result of the exercise of remedies against Collateral or against the Borrower or any Subsidiary shall be applied to the Secured Obligations in accordance with Section 2.12 and otherwise in the following order:

FIRST, to the payment of all costs and expenses incurred by the Administrative Agent (in its capacity as such hereunder or under any other Credit Document) in connection with this Agreement or any of the Secured Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent as secured party hereunder or under any other Credit Document on behalf of any Credit Party and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Credit Document;

SECOND, to the payment of all accrued interest constituting part of the Secured Obligations (the amounts so applied to be distributed ratably among the Secured Parties in accordance with the amounts of the Secured Obligations described in this clause “SECOND” owed to them on the date of any such distribution);

THIRD, to the payment of any Secured Obligations not addressed in clauses “FIRST” or “SECOND” of this Section 7.6(c) (including, without limitation, any principal, fees or expenses), constituting part of the Secured Obligations (the amounts so applied to be distributed ratably among the Secured Parties in accordance with the amounts of the Secured Obligations described in this clause “THIRD” owed to them on the date of any such distribution); and

FOURTH, to the Credit Parties, their successors or assigns, or as a court of competent jurisdiction may otherwise direct or, otherwise, to the Borrower.

ARTICLE 8
THE ADMINISTRATIVE AGENT

Section 8.1                                    Appointment, Powers, and Immunities.  Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as its agent under this Agreement and the other Credit Documents with such powers and discretion as are specifically delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto.  The Administrative Agent (which term as used in this sentence and in Section 8.5 and the first sentence of Section 8.6 shall include its Affiliates and its own and its Affiliates’ officers, directors, employees, and agents):  (a) shall not have any duties or responsibilities except those expressly set forth in this Agreement and shall not be a trustee or fiduciary for any Lender; (b) shall not be responsible to the Lenders for any recital, statement, representation, or warranty (whether written or oral) made in or in connection with any Credit Document or any certificate or other document referred to or provided for in, or received by any of them under, any Credit Document, or for the value, validity, effectiveness, genuineness, enforceability, or sufficiency of any Credit Document, or any other document referred to or provided for therein or for any failure by any Credit Party or any other Person to perform any of its obligations thereunder; (c) shall not be responsible for or have any duty to ascertain, inquire into, or verify the performance or observance of any covenants or agreements by any Credit Party or the satisfaction of any condition or to inspect the Property (including the books and records) of any Credit Party or any of its Subsidiaries or Affiliates; (d) shall not be required to initiate or conduct any litigation or collection proceedings under any Credit Document unless requested by the Required Lenders in writing and it receives indemnification satisfactory to it from the Lenders; and (e) shall not be responsible for any action taken or omitted to be taken by it under or in connection with any Credit Document, except for its own gross negligence or willful misconduct.  The Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by the Administrative Agent with reasonable care.

Section 8.2                                    Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon any certification, notice, instrument, writing, or other communication (including, without limitation, any thereof by telephone or telecopy) believed by it to be genuine and correct and to have been signed, sent or made by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (including counsel for any Credit Party), independent accountants, and other experts selected by the Administrative Agent.  The Administrative Agent may deem and treat the payee of any Notes as the holder thereof for all purposes hereof unless and until the Administrative Agent receives and accepts an Assignment and Acceptance executed in accordance with Section 9.7.  As to any matters not expressly provided for by this Agreement, the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding on all of the Lenders; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to any Credit Document or applicable law or unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking any such action.

Section 8.3                                    Defaults.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Administrative Agent has received written notice from a Lender or the Borrower specifying such Default or Event of Default and stating that such notice is a “Notice of Default”.  In the event that the Administrative Agent receives such a notice of the occurrence of a Default or Event of Default, the Administrative Agent shall give prompt notice thereof to the Lenders.  The Administrative Agent shall (subject to Section 8.2) take such action with respect to such Default or Event of Default as shall reasonably be directed by the Required Lenders, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Lenders.

Section 8.4                                    Rights as Lender.  With respect to its Commitments and the Advances made by it, Wells Fargo Energy Capital, Inc. (and any successor acting as Administrative Agent) in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity.  Wells Fargo Energy Capital, Inc. (and any successor acting as Administrative Agent) and its Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to, make investments in, provide services to, and generally engage in any kind of lending, trust, or other business with any Credit Party or any of its Subsidiaries or Affiliates as if it were not acting as Administrative Agent, and Wells Fargo Energy Capital, Inc. (and any successor acting as Administrative Agent) and its Affiliates may accept fees and other consideration from any Credit Party or any of its Subsidiaries or Affiliates for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

Section 8.5                                    Indemnification.  THE LENDERS SEVERALLY AGREE TO INDEMNIFY THE ADMINISTRATIVE AGENT AND EACH OF ITS RESPECTIVE AFFILIATES AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AND AGENTS (TO THE EXTENT NOT REIMBURSED BY THE BORROWER), RATABLY ACCORDING TO THE RESPECTIVE PRINCIPAL AMOUNTS OF THE ADVANCES THEN HELD BY EACH OF THEM, (OR IF NO PRINCIPAL OF THE ADVANCES IS AT THE TIME OUTSTANDING, RATABLY ACCORDING TO THE RESPECTIVE AMOUNT OF PRINCIPAL HELD BY EACH OF THEM IMMEDIATELY PRIOR TO THE TERMINATION, EXPIRATION OR FULL REPAYMENT OF SUCH ADVANCES), FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, TAXES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THE ADMINISTRATIVE AGENT IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY ACTION TAKEN OR OMITTED BY THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE ADMINISTRATIVE AGENT), AND INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL LIABILITIES, PROVIDED THAT NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, TAXES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS RESULTING FROM THE ADMINISTRATIVE AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.  WITHOUT LIMITATION OF THE FOREGOING, EACH LENDER AGREES TO REIMBURSE THE ADMINISTRATIVE AGENT PROMPTLY UPON DEMAND FOR ITS RATABLE SHARE (DETERMINED AS SET FORTH ABOVE IN THIS PARAGRAPH) OF ANY OUT-OF-POCKET EXPENSES (INCLUDING COUNSEL FEES) INCURRED BY THE ADMINISTRATIVE AGENT IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT, OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS, OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, TO THE EXTENT THAT THE ADMINISTRATIVE AGENT IS NOT REIMBURSED FOR SUCH BY THE BORROWER.

Section 8.6                                    Non-Reliance on Administrative Agent and Other Lenders.  Each Lender agrees that it has, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and the other Credit Parties and decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under the Credit Documents.  Except for notices, reports, and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder and for other information in the Administrative Agent’s possession which has been requested by a Lender and for which such Lender pays the Administrative Agent’s expenses in connection therewith, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition, or business of any Credit Party or any of its Subsidiaries or Affiliates that may come into the possession of the Administrative Agent or any of its Affiliates.  The Lenders acknowledge that the Administrative Agent is acting solely in administrative capacities with respect to the structuring and syndication of this facility and has no duties, responsibilities or liabilities under this Agreement and the other Credit Documents other than its administrative duties, responsibilities and liabilities specifically as set forth in the Credit Documents and in its capacity as Lender hereunder.  Each Lender (and each person that becomes a Lender hereunder pursuant to Section 10.5) hereby (a) acknowledges that Wells Fargo Bank,

N.A. is acting under such Intercreditor Agreement as the First Lien Agent, and that its Affiliate, Wells Fargo Energy Capital, Inc., is acting under such Intercreditor Agreement as the Second Lien Administrative Agent and Wells Fargo Bank, N.A. or Wells Fargo Energy Capital, Inc., or both, is or may be a Lender hereunder and/or a lender under the First Lien Credit Agreement and (b) waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against Administrative Agent or the First Lien Agent any claims, cause of action, damages or liabilities of whatever kind or nature relating thereto.  Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 9.7) hereby authorizes and directs Administrative Agent to enter into such Intercreditor Agreement on behalf of such Lender and agrees that each of Administrative Agent and the First Lien Agent, in its various capacities thereunder, may take such actions on its behalf as is contemplated by the terms of such Intercreditor Agreement.

Section 8.7                                    Resignation of Administrative Agent.  The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower.  Upon receipt of notice of any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent with, so long as no Event of Default has occurred and is continuing, the consent of the Borrower, which consent shall not be unreasonably withheld.  If no successor Administrative Agent shall have been so appointed by the Required Lenders with the consent of the Borrower, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Borrower, appoint a successor Administrative Agent, which shall be, in the case of a successor agent, a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $250,000,000; provided that, if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the retiring Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph.  Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges, and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Credit Documents.  After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Article 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Credit Documents.

Section 8.8                                    Collateral Matters.

(a)                                 The Administrative Agent is authorized on behalf of the Secured Parties, without the necessity of any notice to or further consent from such Secured Parties, from time to time, to take any actions with respect to any Collateral or Security Documents which may be necessary to perfect and maintain the Liens upon the Collateral granted pursuant to the Security Documents.  The Administrative Agent is further authorized (but not obligated) on behalf of the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, from time to time, to take any action in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the Secured Parties under the Credit Documents or applicable Legal Requirements.  By accepting the benefit of the Liens granted pursuant to the Security Documents, each Secured Party hereby agrees to the terms of this paragraph (a).

(b)                                 The Lenders hereby, and any other Secured Party by accepting the benefit of the Liens granted pursuant to the Security Documents, irrevocably authorize the Administrative Agent to (i) release any Lien granted to or held by the Administrative Agent upon any Collateral (a) upon termination of this Agreement, and the payment in full of all outstanding Advances and all other Secured Obligations payable under this Agreement and under any other Credit Document; (b) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted under this Agreement or any other Credit Document; (c) constituting property in which no Credit Party owned an interest at the time the Lien was granted or at any time thereafter; or (d) constituting property leased to any Credit Party under a lease which has expired or has been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by such Credit Party to be, renewed or extended; and (ii) release a Guarantor from its obligations under a Guaranty and any other applicable Credit Document if such Person ceases to be a Subsidiary as a result of a transaction permitted under this Agreement. Upon the request of the Administrative Agent at any time, the Secured Parties will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 8.8.

(c)                                  Notwithstanding anything contained in any of the Credit Documents to the contrary, the Credit Parties, the Administrative Agent, and each Secured Party hereby agree that no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranties, it being understood and agreed that all powers, rights and remedies hereunder and under the Security Documents may be exercised solely by Administrative Agent on behalf of the Secured Parties in accordance with the terms hereof and the other Credit Documents.  By accepting the benefit of the Liens granted pursuant to the Security Documents, each Secured Party not party hereto hereby agrees to the terms of this paragraph (c).

ARTICLE 9
MISCELLANEOUS

Section 9.1                                    Costs and Expenses.  The Borrower agrees to pay on demand:

(a)                                 all reasonable out-of-pocket costs and expenses of Administrative Agent (but not of other Lenders) in connection with the preparation, execution, delivery, administration, modification, and amendment of this Agreement, the Notes, and the other Credit Documents including the fees and out-of-pocket expenses of outside counsel for Administrative Agent (but not of other Lenders), with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement, and

(b)                                 all out-of-pocket costs and expenses, if any, of the Administrative Agent and each Lender (including outside counsel fees and expenses of each Lender) in connection with the enforcement (whether through negotiations, legal proceedings, or otherwise) of this Agreement, the Notes, and the other Credit Documents.

Section 9.2                                    Indemnification; Waiver of Damages.

(a)                                 INDEMNIFICATION.  EACH CREDIT PARTY HERETO AGREES TO, JOINTLY AND SEVERALLY, INDEMNIFY AND HOLD HARMLESS THE ADMINISTRATIVE AGENT, AND EACH LENDER AND EACH OF THEIR AFFILIATES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, AND ADVISORS (EACH, AN “INDEMNITEE”) FROM

AND AGAINST ANY AND ALL CLAIMS, DAMAGES, LOSSES, TAXES, LIABILITIES, COSTS, AND EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES) THAT MAY BE INCURRED BY OR ASSERTED OR AWARDED AGAINST ANY INDEMNITEE, IN EACH CASE ARISING OUT OF OR IN CONNECTION WITH OR BY REASON OF (INCLUDING, WITHOUT LIMITATION, IN CONNECTION WITH ANY INVESTIGATION, LITIGATION, OR PROCEEDING OR PREPARATION OF DEFENSE IN CONNECTION THEREWITH) THE CREDIT DOCUMENTS, ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THE ACTUAL OR PROPOSED USE OF THE PROCEEDS OF THE ADVANCES, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE APPLICABLE INDEMNITEE, EXCEPT TO THE EXTENT SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST, OR EXPENSE IS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNITEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.  IN THE CASE OF AN INVESTIGATION, LITIGATION OR OTHER PROCEEDING TO WHICH THE INDEMNITY IN THIS SECTION 9.2 APPLIES, SUCH INDEMNITY SHALL BE EFFECTIVE WHETHER OR NOT SUCH INVESTIGATION, LITIGATION OR PROCEEDING IS BROUGHT BY ANY CREDIT PARTY, ITS DIRECTORS, SHAREHOLDERS OR CREDITORS OR AN INDEMNITEE OR ANY OTHER PERSON OR ANY INDEMNITEE IS OTHERWISE A PARTY THERETO.  No Credit Party shall, without the prior written consent of each Indemnitee affected thereby (which consent will not be unreasonably withheld), settle any threatened or pending claim or action that would give rise to the right of any Indemnitee to claim indemnification hereunder unless such settlement (x) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnitee and (y) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnitee. THIS SECTION 9.2(a) SHALL NOT APPLY WITH RESPECT TO TAXES OTHER THAN ANY TAXES THAT REPRESENT LOSSES, CLAIMS, DAMAGES, ETC. ARISING FROM ANY NON-TAX CLAIM.

(b)                                 Waiver of Consequential Damages, etc.  To the fullest extent permitted by applicable law, no Credit Party shall assert, agrees not to assert, and hereby waives, any claim against any Indemnitee on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or the use of the proceeds thereof.  No Indemnitee referred to in subsection (a) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(c)                                  Payments.  All payments required to be made under this Section 9.2 shall be made within 10 days of demand therefor.

(d)                                 Survival.  Without prejudice to the survival of any other agreement of the Credit Parties hereunder, the agreements and obligations of the Credit Parties contained in this Section 9.2 shall survive the termination of this Agreement, the termination of all Commitments, and the payment in full of the Advances and all other amounts payable under this Agreement.

Section 9.3                                    Waivers and Amendments.  No amendment or waiver of any provision of this Agreement, the Notes, or any other Credit Document (other than the Engagement Letter), nor consent to any departure by the Borrower or any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that:

(a)                                 no amendment, waiver, or consent shall, unless in writing and signed by all the Lenders and the Borrower, do any of the following:  (i)  reduce the principal of, or interest on, the Notes, (ii) postpone or extend any date fixed for any payment of principal of, or interest on, the Notes, including, without limitation, the Maturity Date, or (iii) change the number of Lenders which shall be required for the Lenders to take any action hereunder or under any other Credit Document;

(b)                                 no amendment, waiver, or consent shall, unless in writing and signed by all the Lenders and the Borrower, do any of the following:  (i) waive any of the conditions specified in Section 3.1 or Section 3.2, (ii) reduce any fees or other amounts payable hereunder or under any other Credit Document (other than those specifically addressed above in this Section 9.3), (iii) increase the aggregate Commitments, (iv) postpone or extend any date fixed for any payment of any fees or other amounts payable hereunder (other than those otherwise specifically addressed in this Section 9.3), (v) amend Section 2.12(e), Section 7.6, this Section 9.3 or any other provision in any Credit Document which expressly requires the consent of, or action or waiver by, all of the Lenders, (vii) release any Guarantor from its obligation under any Guaranty or, except as specifically provided in the Credit Documents and as a result of transactions permitted by the terms of this Agreement, release all or a material portion of the Collateral except as permitted under Section 8.8(b); or (viii) amend the definition of “Required Lenders”;

(c)                                  no Commitment of a Lender or any obligations of a Lender may be increased or extended without such Lender’s written consent; and

(d)                                 no amendment, waiver, or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any other Credit Document.

Section 9.4                                    Severability.  In case one or more provisions of this Agreement or the other Credit Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality, and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.

Section 9.5                                    Survival of Representations and Obligations.  All representations and warranties contained in this Agreement or made in writing by or on behalf of the Credit Parties in connection herewith shall survive the execution and delivery of this Agreement and the other Credit Documents, the making of the Advances and any investigation made by or on behalf of the Lenders, none of which investigations shall diminish any Lender’s right to rely on such representations and warranties.  All obligations of the Borrower or any other Credit Party provided for in Sections 2.10, 2.11, 2.13(c), 9.1 and 9.2 and all of the obligations of the Lenders in Section 8.5 shall survive any termination of this Agreement and repayment in full of the Obligations.

Section 9.6                                    Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent, and when the Administrative Agent shall have, as to each Lender, either received a counterpart hereof executed by such Lender or been notified by such Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, and each Lender and their respective successors and assigns, except that neither the Borrower nor any other Credit Party shall have the right to assign its rights or delegate its duties under this Agreement or any interest in this Agreement without the prior written consent of each Lender.

Section 9.7                                    Lender Assignments and Participations.

(a)                                 Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Advances, its Notes, and its Commitments); provided, however, that (i) each such assignment shall be to an Eligible Assignee; (ii) except in the case of an assignment to another Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, any such partial assignment shall be in an amount at least equal to $5,000,000 unless the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consents to a lower amount (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have consented to such lower amount unless it shall have objected thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; (iii) each assignment of a Lender’s rights and obligations with respect to Advances and its Commitments shall be of a constant, and not varying, percentage of all of its rights and obligations under this Agreement as a Lender and the Notes (other than rights of reimbursement and indemnity arising before the effective date of such assignment) and shall be of an equal pro rata share of the Assignor’s interest in the Advances and its Commitment; and (iv) the parties to such assignment shall execute and deliver to the Administrative Agent for its acceptance an Assignment and Acceptance, together with any Notes subject to such assignment and the assignor or assignee Lender shall pay a processing fee of $3,500; provided that such processing fee shall not be required for the initial assignments made by Wells Fargo Energy Capital, Inc. as a Lender and such processing fee may be waived at the sole discretion of the Administrative Agent.  Upon execution, delivery, and acceptance of such Assignment and Acceptance and payment of the processing fee, the assignee thereunder shall be a party hereto and, to the extent of such assignment, have the obligations, rights, and benefits of a Lender hereunder and the assigning Lender shall, to the extent of such assignment, relinquish its rights and be released from its obligations under this Agreement.  Upon the consummation of any assignment pursuant to this Section 9.7, the assignor, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, new Notes are issued to the assignor and the assignee.  If the assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to the Borrower and the Administrative Agent certification as to exemption from deduction or withholding of Taxes in accordance with Section 2.13(e).

(b)                                 The Administrative Agent shall maintain at its address referred to in Section 9.9 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Credit Parties, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.

(c)                                  Upon its receipt of an Assignment and Acceptance executed by the parties thereto, together with any Notes subject to such assignment and payment of the processing fee, the Administrative Agent shall, if such Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register, and (iii) give prompt notice thereof to the parties thereto.

(d)                                 Each Lender may sell participations to one or more Persons (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of its rights, obligations or rights and obligations under this Agreement (including all or a portion of its Commitments or its Advances) provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Participant shall be entitled to the benefit of the yield protection provisions contained in Sections 2.10 and 2.11 and the right of set-off contained in Section 7.4, and (iv) the Borrower shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to its Advances and its Notes and to approve any amendment, modification, or waiver of any provision of this Agreement (other than amendments, modifications, or waivers decreasing the amount of principal of or the rate at which interest is payable on such Advances or Notes, extending any scheduled principal payment date or date fixed for the payment of interest on such Advances or Notes, or extending its Commitment).  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Person it sells a participation to and the principal amounts (and stated interest) of such Participant’s interest in the Advances or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any such Participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)                                  Notwithstanding any other provision set forth in this Agreement, any Lender may at any time assign and pledge all or any portion of its Advances and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank.  No such assignment shall release the assigning Lender from its obligations hereunder.

(f)                                   Any Lender may furnish any information concerning the Borrower or any of its Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of the following Section 9.8.

Section 9.8                                    Confidentiality.  The Administrative Agent and each Lender (each a “Lending Party”) agree to keep confidential any information furnished or made available to it by any Credit Party pursuant to this Agreement and identified by such Credit Party as proprietary or confidential; provided that nothing herein shall prevent any Lending Party from disclosing such information (a) to any other Lending Party or any Affiliate of any Lending Party, or any officer, director, employee, agent, or advisor of any Lending Party or Affiliate of any Lending Party for purposes of administering, negotiating, considering, processing, implementing, syndicating, assigning, or evaluating the credit facilities provided herein and the transactions contemplated hereby, (b) to any other Person if directly incidental to the administration of the credit facilities provided herein, (c) as required by any Legal Requirement, (d) upon the order of any court or administrative agency, (e) upon the request or demand of any regulatory agency or authority, (f) that is or becomes available to the public or that is or becomes available to any Lending Party other than as a result of a disclosure by any other Lending Party prohibited by this Agreement, (g) in connection with any litigation relating to this Agreement or any other Credit Document to which such Lending Party or any of its Affiliates may be a party, (h) to the extent necessary in connection with the exercise of any right or remedy under this Agreement or any other Credit Document, (i) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided for herein or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein, and (j) to any actual or proposed participant or assignee, in each case, subject to provisions similar to those contained in this Section 9.8.  NOTWITHSTANDING ANYTHING TO THE CONTRARY

CONTAINED HEREIN, nothing in this Agreement shall (a) restrict any Lending Party from providing information to any bank or other regulatory or governmental authorities, including the Federal Reserve Board and its supervisory staff; (b) require or permit any Lending Party to disclose to any Credit Party that any information will be or was provided to the Federal Reserve Board or any of its supervisory staff; or (c) require or permit any Lending Party to inform any Credit Party of a current or upcoming Federal Reserve Board examination or any nonpublic Federal Reserve Board supervisory initiative or action.

Section 9.9                                    Notices, etc.

(a)                                 Subject to clause (b) below, all notices and other communications (other than Notices of Borrowing and Notices of Continuation or Conversion, which are governed by Article 2 of this Agreement) shall be in writing and hand delivered with written receipt, telecopied, sent by facsimile (with a hard copy sent as otherwise permitted in this Section 9.9), sent by a nationally recognized overnight courier, or sent by certified mail, return receipt requested as follows: if to a Credit Party, as specified on Schedule I, if to the Administrative Agent, at its credit contact specified under its name on Schedule I, and if to any Lender at is credit contact specified in its Administrative Questionnaire.  Each party may change its notice address by written notification to the other parties.  All such notices and communications shall be effective when delivered, except that notices and communications to any Lender pursuant to Article 2 shall not be effective until received and, in the case of telecopy, such receipt is confirmed by such Lender, verbally or in writing.

(b)                                 Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 or Section 5.2(g) or (k) of this Agreement unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Section 9.10                             Usury Not Intended.  It is the intent of each Credit Party and each Lender in the execution and performance of this Agreement and the other Credit Documents to contract in strict compliance with applicable usury laws, including conflicts of law concepts, governing the Advances of each Lender including such applicable laws of the State of New York, if any, and the United States of America from time to time in effect.  In furtherance thereof, the Lenders and the Credit Parties stipulate and agree that none of the terms and provisions contained in this Agreement or the other Credit Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Rate and that for purposes of this Agreement “interest” shall include the aggregate of all charges which constitute interest under such laws that are contracted for, charged or received under this Agreement; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts taken, reserved, charged, received or paid on the Advances, include amounts which by applicable law are deemed interest which would exceed the Maximum Rate, then such excess shall be deemed to be a mistake and each Lender receiving same shall credit the same on the principal of its Notes (or if such Notes shall have been paid in full, refund said excess to the Borrower).  In the event that the maturity of the Notes are accelerated by reason of any election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Maximum Rate, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the applicable Notes (or, if the applicable Notes shall have been paid in full, refunded to the Borrower of such interest).  In determining whether or not the interest paid or payable under any specific contingencies exceeds the Maximum Rate, the Credit Parties and the Lenders shall to the maximum extent permitted under applicable law amortize, prorate, allocate and spread in equal parts during the period of the full stated term of the Notes all amounts considered to be interest under applicable law at any time contracted for, charged, received or reserved in connection with the Obligations.  The provisions of this Section shall control over all other provisions of this Agreement or the other Credit Documents which may be in apparent conflict herewith.

Section 9.11                             Usury Recapture.  In the event the rate of interest chargeable under this Agreement at any time is greater than the Maximum Rate, the unpaid principal amount of the Advances shall bear interest at the Maximum Rate until the total amount of interest paid or accrued on the Advances equals the amount of interest which would have been paid or accrued on the Advances if the stated rates of interest set forth in this Agreement had at all times been in effect. In the event, upon payment in full of the Advances, the total amount of interest paid or accrued under the terms of this Agreement and the Advances is less than the total amount of interest which would have been paid or accrued if the rates of interest set forth in this Agreement had, at all times, been in effect, then the Borrower shall, to the extent permitted by applicable law, pay the Administrative Agent for the account of the Lenders an amount equal to the difference between (i) the lesser of (A) the amount of interest which would have been charged on its Advances if the Maximum Rate had, at all times, been in effect and (B) the amount of interest which would have accrued on its Advances if the rates of interest set forth in this Agreement had at all times been in effect and (ii) the amount of interest actually paid under this Agreement on its Advances.  In the event the Lenders ever receive, collect or apply as interest any sum in excess of the Maximum Rate, such excess amount shall, to the extent permitted by law, be applied to the reduction of the principal balance of the Advances, and if no such principal is then outstanding, such excess or part thereof remaining shall be paid to the Borrower.

Section 9.12                             Governing Law; Service of Process.  This Agreement, the Notes and the other Credit Documents (unless otherwise expressly provided therein) shall be deemed a contract under, and shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to conflicts of laws principles (other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York).  The Borrower hereby agrees that service of copies of the summons and complaint and any other process which may be served in any such action or proceeding may be made by mailing or delivering a copy of such process to the Borrower at the address set forth for the Borrower in this Agreement.  Nothing in this Section shall affect the rights of any Lender to serve legal process in any other manner permitted by the law or affect the right of any Lender to bring any action or proceeding against the Borrower or its Property in the courts of any other jurisdiction.

Section 9.13                             Submission to Jurisdiction.  The parties hereto hereby agree that any suit or proceeding arising in respect of this Agreement or any other Credit Document, or any of the matters contemplated hereby or thereby will be tried exclusively in the U.S. District Court for the Southern District of New York or, if such court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and the parties hereto hereby agree to submit to the exclusive jurisdiction of, and venue in, such court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.  The parties hereto hereby agree that service of any process, summons, notice or document by registered mail addressed to the applicable parties will be effective service of process against such party for any action or proceeding relating to any such dispute.  Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Legal Requirement, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any court referred to in this Section.  Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable Legal

Requirement, the defense of any inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 9.14                             Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 9.15                             Waiver of Jury Trial.  THE BORROWER, THE LENDERS AND THE ADMINISTRATIVE AGENT HEREBY ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED BY AND HAVE CONSULTED WITH COUNSEL OF THEIR CHOICE, AND HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER CREDIT DOCUMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 9.16                             USA Patriot Act.  Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies such Credit Party, which information includes the name and address of such Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Credit Party in accordance with the Patriot Act.

Section 9.17                             [Reserved].

Section 9.18                             Intercreditor Agreement.

(a)                                 Each Lender hereby (i) instructs and authorizes the Administrative Agent to execute and deliver the Intercreditor Agreement on its behalf, (ii) authorizes and directs the Administrative Agent to exercise all of the Administrative Agent’s rights and to comply with all of its obligations under the Intercreditor Agreement, (iii) agrees that the Administrative Agent may take actions on its behalf as is contemplated by the terms of the Intercreditor Agreement, and (iv) understands, acknowledges and agrees that at all times following the execution and delivery of the Intercreditor Agreement such Lender (and each of its successors and assigns) shall be bound by the terms thereof.

(b)                                 Each Lender acknowledges that it has reviewed and is satisfied with the terms and provisions of the Intercreditor Agreement and acknowledges and agrees that such Lender is responsible for making its own analysis and review of the Intercreditor Agreement and the terms and provisions thereof, and no agent or any of its affiliates makes any representation to any Lender as to the sufficiency or advisability of the provisions contained in the Intercreditor Agreement.

(c)                                  Each Lender hereunder (a) acknowledges that it has received a copy of the Intercreditor Agreement, (b) consents to the subordination of liens provided for in the Intercreditor Agreement, (c) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement as if it was a signatory thereto and (d) authorizes and instructs the Administrative Agent to enter into the Intercreditor Agreement as Administrative Agent and on behalf of such Lender.  The foregoing provisions are intended as an inducement to the First Lien Lenders (as defined in the Intercreditor Agreement) to permit the incurrence of obligations under this Agreement and to extend credit to the Borrower and such Lenders are intended third party beneficiaries of such provisions.

Section 9.19                             No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that:  (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii) (A) the Administrative Agent and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, the Arranger nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) the Administrative Agent and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.20                             Amendment and Restatement.  This Agreement represents a full and complete amendment and restatement of the Existing Credit Agreement, and the Existing Credit Agreement is deemed replaced hereby as of the effectiveness of this Agreement.  The indebtedness under the Existing Credit Agreement continues under this Agreement and the execution of this Agreement does not indicate a payment, satisfaction, novation, or discharge thereof.  All security and support for the indebtedness under the Existing Credit Agreement continues to secure and support the Obligations hereunder.

Section 9.21                             Integration. THIS WRITTEN AGREEMENT AND THE CREDIT DOCUMENTS, AS DEFINED IN THIS AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND SUPERSEDE ALL PRIOR UNDERSTANDINGS AND AGREEMENTS, WHETHER WRITTEN OR ORAL, RELATING TO THE TRANSACTIONS PROVIDED FOR HEREIN AND THEREIN.  ADDITIONALLY, THIS AGREEMENT AND THE CREDIT DOCUMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

In executing this agreement, each Credit Party hereto hereby warrants and represents it is not relying on any statement or representation other than those in this Agreement and is relying upon its own judgment and advice of its attorneys.

[Remainder of this page intentionally left blank.  Signature pages follow.]

EXECUTED as of the date first above written.

BORROWER:

TRIANGLE USA PETROLEUM CORPORATION

By:	/s/ Jonathan Samuels
Name:	Jonathan Samuels
Title:	President

[SIGNATURE PAGE TO SECOND LIEN CREDIT AGREEMENT — TRIANGLE USA PETROLEUM CORPORATION]

ADMINISTRATIVE AGENT/LENDERS:

WELLS FARGO ENERGY CAPITAL, INC., as Administrative Agent

By:	/s/ Charles O’Brien III
Name:	Charles O’Brien III
Title:	Assistant Vice President

[SIGNATURE PAGE TO SECOND LIEN CREDIT AGREEMENT — TRIANGLE USA PETROLEUM CORPORATION]

LENDERS:

WELLS FARGO BANK, N.A., as a Lender

By:	/s/ Charles O’Brien III
Name:	Charles O’Brien III
Title:	Assistant Vice President

[SIGNATURE PAGE TO SECOND LIEN CREDIT AGREEMENT — TRIANGLE USA PETROLEUM CORPORATION]